UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 1, 2012

To the Stockholders of SandRidge Energy, Inc.:

The 2012 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 1, 2012, at 9:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect two Class III directors to serve on our Board of Directors for a three-year term;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3) Approve an amendment to the SandRidge Energy, Inc. 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan; and

(4) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 9, 2012 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on pages 1 and 2 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

Oklahoma City, Oklahoma

April 26, 2012

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Items 1 or 3 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2012:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under “Contact.”

SOLICITATION AND REVOCABILITY OF PROXIES	1
ABOUT THE ANNUAL MEETING	1
CORPORATE GOVERNANCE MATTERS	4
Board Structure	4
Director Biographical Information	4
Leadership Structure	6
Risk Oversight	6
Director Qualifications	6
Director Independence	9
Director Attendance at Meetings of the Board of Directors and Stockholder Meetings	9
Committees of the Board of Directors	10
Report of the Audit Committee	11
Compensation Committee Interlocks and Insider Participation	12
Corporate Governance Guidelines and Communications with Directors	12
PROPOSAL NO. 1 ELECTION OF DIRECTORS	13
Board Nominees	13
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN	15
EXECUTIVE OFFICERS AND COMPENSATION	22
Executive Officers	22
Compensation Discussion and Analysis	24
Compensation Committee Report	33
Summary Compensation	34
Grants of Plan Based Awards	35
Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table	35
Outstanding Equity Awards Value at Fiscal Year-End	38
Option Exercises and Stock Vested	39
Nonqualified Deferred Compensation	39
Potential Payments Upon Termination or Change in Control	40
Indemnification	43
Director Compensation	44
Outstanding Equity Awards	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE	47
RELATED PARTY TRANSACTIONS	47
GENERAL INFORMATION	48
Stockholder Proposals and Nominations	48
Other Matters	48
Annual Reports	49

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the 2012 Annual Meeting of Stockholders (“Annual Meeting”) to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 1, 2012, at 9:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2011, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders is first being mailed to stockholders on or about April 26, 2012.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of two Class III directors; ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; approval of the increase in shares of Company common stock issuable under the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”); and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on April 9, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 9, 2012, there were 416,482,657 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., central time, on May 31, 2012.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 1, 2012 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 9, 2012 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

How are my votes counted?

In all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. With the exception of the election of a director, an abstention will have the same effect as a vote “AGAINST” that proposal.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by the Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of PricewaterhouseCoopers LLP’s appointment is a routine item, but all other proposals at the Annual Meeting are not considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. If the nominee receives a plurality of the votes cast, he will be elected to our Board of Directors. You may not cumulate your votes in the election of directors.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

A majority of the votes cast at the Annual Meeting must be cast “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting. In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the adoption, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve the amendment to the 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan?

A majority of the votes cast at the Annual Meeting must be cast “FOR” the increase in order for the increase to be approved at the Annual Meeting. In voting on the approval of the amendment to the 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan, you may vote “FOR” or “AGAINST” the increase or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the increase, your vote will have the same effect as a vote “AGAINST” the proposal.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 27, 2012. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 1, 2013 and no later than March 3, 2013. Please see “General Information – Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on page 4;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	FOR the approval of the amendment to increase the number of shares of Company common stock issuable under the 2009 Incentive Plan.

CORPORATE GOVERNANCE MATTERS

Board Structure

Our Board of Directors currently consists of seven directors and is divided into three classes as provided in our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”). Stockholders elect a portion of our Board of Directors each year. Class III directors’ terms will expire at the Annual Meeting, Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2013 and Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2014. Currently, the Class III directors are Daniel W. Jordan and Everett R. Dobson; the Class I directors are Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota; and the Class II directors are Tom L. Ward and Roy T. Oliver, Jr. At each annual meeting of stockholders, the stockholders will elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

Director Biographical Information

The names of the members of our Board of Directors and certain information concerning each of them as of March 31, 2012, are set forth below.

Class	Name	Age	Position
II	Tom L. Ward	52	Chairman and Chief Executive Officer
I	Jim J. Brewer	53	Director
III	Everett R. Dobson	52	Director
I	William A. Gilliland	74	Director
III	Daniel W. Jordan	55	Director
II	Roy T. Oliver, Jr.	59	Director
I	Jeffrey S. Serota	46	Director

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term (Class III Directors)

Daniel W. Jordan. Mr. Jordan was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Jordan served as a director and Vice President of Lariat Compression Company from August 2003 to September 2005. From October 2005 through August 2006, Mr. Jordan served as Vice President, Business of Riata Energy, Inc., our predecessor. Since September 2006, Mr. Jordan has been involved in private investments. Prior to joining SandRidge, Mr. Jordan founded Jordan Drilling Fluids, Inc. and served as its Chairman, President and Chief Executive Officer from March 1984 to July 2005. Mr. Jordan sold Jordan Drilling Fluids, Inc. and its wholly owned subsidiary, Anchor Drilling Fluids USA Inc., in July 2005. At that time, Anchor Drilling Fluids USA Inc. was the largest privately held domestic drilling fluids firm.

Everett R. Dobson. Mr. Dobson was appointed as a director of SandRidge Energy, Inc. in 2009. He has served as Chairman for Dobson Technologies, a private landline, fiber optic and data storage business since November 2003. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation Board of Directors since 1991.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders (Class I Directors)

Jim J. Brewer. Mr. Brewer was appointed as a director of SandRidge Energy, Inc. in 2011. Mr. Brewer, a geologist, has almost 30 years of experience in the oil and gas business. In 1987, Mr. Brewer co-founded J-Brex Company, a private oil and gas and real estate company, of which he is the President. He co-founded Energynet.com, a large on-line oil and gas property auction service in 1999, and currently serves on its board of directors. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

William A. Gilliland. Mr. Gilliland was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chairman, Chief Executive Officer and President and of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

Jeffrey S. Serota. Mr. Serota was appointed as a director of SandRidge Energy, Inc. in 2007. He has served as a Senior Partner in the Private Equity Group of Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc. and WCA Waste Corporation and previously served on the boards of directors of Douglas Dynamics, Inc. and Lyondell Bassell, N.V. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Directors Continuing in Office until the 2014 Annual Meeting of Stockholders (Class II Directors)

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President from December 2006 until January 2011. Prior to joining SandRidge, he served as director, President and Chief Operating Officer of Chesapeake Energy Corporation from the time he co-founded the company in 1989 until February 2006. From February 2006 until June 2006, Mr. Ward managed his private investments. Mr. Ward graduated from the University of Oklahoma with a Bachelor of Business Administration in Petroleum Land Management. He is a member of the Board of Trustees of Anderson University in Anderson, Indiana.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as Chairman and President of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

Leadership Structure

As permitted by the Company’s Bylaws, Mr. Ward currently serves as both Chairman and Chief Executive Officer of the Company, and the Board of Directors has not appointed a lead independent director. For the reasons discussed below, the Board of Directors believes this is the most appropriate leadership structure for the Company at this time.

Mr. Ward’s service as the Board’s Chairman allows the Board to act efficiently and effectively to best serve the interests of the Company’s stockholders and the Company as a whole. The Chief Executive Officer bears primary responsibility for managing the day-to-day business of the Company, and he is best suited to bring key business issues and stockholders’ interests to the attention of the Board.

Under its current organizational structure, the Company has acted quickly and decisively on numerous occasions to seek Board approval and facilitate the successful completion of strategic acquisitions of oil and natural gas properties, including the recent acquisition of Dynamic Offshore Resources, LLC, transactions involving acquisitions and dispositions of other assets, and joint venture, royalty trust and other significant capital-raising transactions during changing and unpredictable market conditions. The Board believes these outstanding results were facilitated, in large part, by Mr. Ward’s ability to serve as an effective bridge between the Board and management, providing the Board with a thorough understanding of the Company and its business and fostering an open dialogue between the Board and senior management. In addition, the Board believes that by holding both of these roles, Mr. Ward has been able to give the Company united leadership for executing strategic initiatives and meeting challenges.

The Board does not believe that the Company’s leadership structure would be enhanced appreciably by splitting the roles of Chairman and Chief Executive Officer at this time. The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. Ward, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Ward present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

The Board intends to review its leadership structure from time to time to determine whether circumstances recommend a change in such structure.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including, among other things: risks with respect to oil and natural gas production; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health and safety matters; information technology; insurance coverages; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs. The responsibilities of the committees to oversee risk in the manner set forth above are considered when determining the chairs of such committees.

Director Qualifications

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable Securities and Exchange Commission (“SEC”) and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors and director nominees understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel, their service on the boards of directors of other public companies and their involvement as directors in initial public offerings, including that of the Company.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•

experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the following qualifications and experience valued by them.

Significant senior management experience	Mr. Ward	Chief Executive Officer of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Brewer	Co-founder and President of J-Brex Company and co-founder and director of Energynet.com

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation

	Mr. Gilliland	Former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Jordan	Former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., Chairman and President of Valliance Bank, N.A., former President of U.S. Rig and Equipment, Inc. and former director of Grey Wolf, Inc.

Experience overseeing public company financial management matters, including expertise in financial reporting and internal control	Mr. Brewer	Co-founder and President of J-Brex Company
	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation
	Mr. Serota	Current member of Audit Committee of Board of Directors of EXCO Resources, Inc.

Substantial experience in varied facets of the oil and natural gas industry	Mr. Ward	Senior positions in exploration and production companies, including as Chief Executive Officer and President of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Brewer	Senior positions in oil and natural gas related businesses, including as President of J-Brex Company and director of Energynet.com

	Mr. Gilliland	Manager of Gillco Energy, L.P., an oil and natural gas exploration and production company

	Mr. Jordan	Senior positions in oil and natural gas services and exploration and production companies, including as former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	Former President of U.S. Rig and Equipment, Inc. and former director of Grey Wolf, Inc., drilling rig companies

	Mr. Serota	Current director of an exploration and production company, EXCO Resources, Inc.

Background in investing and capital raising activities	Mr. Ward	Chief Executive Officer and President of the Company and former director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation and Chairman of Investment Committee of Southwestern Oklahoma State University Foundation

	Mr. Gilliland	Manager of Gillco Energy, L.P. and Gillco Investments, L.P., and former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, and Chairman and President of Valliance Bank, N.A.

	Mr. Serota	Senior Partner in the Private Equity Group of Ares Management LLC, an independent Los Angeles-based investment firm, former vice president in the Investment Banking Department of Bear, Stearns & Co., and former employment with Dabney/Resnick, Inc., a boutique investment bank, where Mr. Serota specialized in merchant banking and capital raising activities for middle market companies and had primary responsibility for the firm’s bridge financing activities

Messrs. Jordan and Dobson are being renominated because the Nominating and Governance Committee and the Board believe they continue to possess the qualities desirable in individual directors and contribute to the experience desired for the Board as a whole. In addition, in recommending that these directors be renominated for a three-year term expiring at the 2015 annual meeting of stockholders, the Nominating and Governance Committee reviewed attendance at Board and committee meetings and assessed the past performance and contributions to the Board of these directors.

Director Independence

The Board of Directors has determined that Messrs. Brewer, Dobson, Gilliland, Jordan, Oliver and Serota have no material relationships with the Company other than as directors and stockholders of the Company and are “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that Mr. Dobson’s interest in the transaction between the Company and the Oklahoma City Thunder, whereby the Company has agreed to be a corporate sponsor for the team and purchase a suite license from the team, is not material because Mr. Dobson’s minority ownership interest in the team is relatively small in value compared to his other business interests and the value derived by the Company pursuant to the sponsorship arrangement. The Board also determined that the lease between an entity that is partially owned by Mr. Oliver and the Company is not material because of its relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall facilities costs. Please see “Related Party Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held six meetings during 2011, and each of the directors attended at least 75% of the meetings.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. The role of presiding director at each such meeting is rotated among the non-management directors.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. All of our directors attended the 2011 annual meeting of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. Each of the committees of the Board of Directors has adopted a charter consistent with the rules of the NYSE, all of which can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Brewer, Dobson and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Dobson serves as chairman of this committee and has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met four times during 2011, and each member of the committee at that time attended at least 75% of all of the meetings held during this period.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Oliver and Jordan, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and maintains a succession plan for our Chief Executive Officer. Mr. Oliver serves as the chairman of this committee. The Nominating and Governance Committee met twice during 2011 and each member of the committee attended both meetings.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described on page 7 of this Proxy Statement. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders’ meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information – Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Brewer, Gilliland and Jordan, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Gilliland serves as chairman of the committee. The Compensation Committee met two times during 2011, and each member of the committee at that time attended at least 75% of all of the meetings held during the period.

In 2011, the Compensation Committee directly retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Longnecker’s analysis and recommendations are discussed further in the Compensation Discussion and Analysis below.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2011. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2011, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCOAB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•

reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal control over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to AICPA Professional Standards Vol. 1 AU Section 380. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Everett R. Dobson

Jim J. Brewer

Jeffrey S. Serota

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Messrs. Gilliland, Jordan and Oliver, none of whom was an employee of the Company during 2011 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President — Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Everett R. Dobson and Daniel W. Jordan for reelection as directors to the Board. If elected, each nominee would serve a three-year term expiring at the close of our 2015 annual meeting, or until his successor is duly elected. Biographical information of the nominees is furnished above under “Director Biographical Information.”

Our Board of Directors contemplates that each of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2011 and 2010.

	2011	2010
	(In thousands)
Audit Fees	$2,638	$2,479
Audit-Related Fees	106	—
Tax Fees	20	88
All Other Fees	—	—

Total	$2,764	$2,567

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and effectiveness of internal control over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and for the audit of financial statements presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X with respect to certain assets acquired by the Company in 2011.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2011 and 2010 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PricewaterhouseCoopers LLP for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN

The Board of Directors has approved, subject to stockholder approval, an increase in shares of Company common stock issuable under the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”). The 2009 Incentive Plan was approved by stockholders at the Company’s 2009 Annual Meeting of Stockholders. The purpose of the 2009 Incentive Plan is to contribute to the creation of stockholder value by enhancing the Company’s ability to attract, retain and motivate key employees, officers and directors of the Company, and to provide them with equity ownership opportunities and performance-based incentives designed to align their interests with those of the Company’s stockholders. At the same time, the Board recognizes the importance of minimizing the dilutive effect of such awards. Accordingly, the 2009 Incentive Plan is designed to provide as much flexibility as possible for future equity incentive and performance bonus grants so that we can respond as necessary to provide competitive, effective compensation that is not unduly dilutive.

In addition to the 2009 Incentive Plan, historically the Company has provided equity incentives to its employees and directors through grants of restricted stock and other forms of equity-based compensation pursuant to the SandRidge Energy, Inc. 2005 Stock Plan (the “2005 Stock Plan”). The 2005 Stock Plan provides for up to 7,074,252 shares to be available for grants made under the plan. As of March 31, 2012, 986,741 unvested shares of restricted stock were outstanding under the 2005 Stock Plan and 2,682,420 shares were available for grants under the 2005 Stock Plan.

In addition to approving an increase in shares available for grants under the 2009 Incentive Plan, the Board of Directors has approved, subject to stockholder approval of this proposal, the termination of the 2005 Stock Plan. Upon such termination, the 2,682,420 shares available under the 2005 Stock Plan would no longer be available for issuance.

The 2009 Incentive Plan currently provides for up to 22,500,000 shares to be available for grants under the plan. As of March 31, 2012, 14,613,759 unvested shares of restricted stock were outstanding under the 2009 Incentive Plan and 5,234,949 shares were available for grants under the 2009 Incentive Plan. We are proposing that 6,000,000 additional shares of common stock be authorized for grants under the 2009 Incentive Plan, which includes 3,317,580 additional shares not currently issuable under either the 2009 Incentive Plan or 2005 Stock Plan and the 2,682,420 shares that would be reallocated to the 2009 Incentive Plan upon termination of the 2005 Stock Plan. The termination of the 2005 Stock Plan is not subject to stockholder approval; however, the Board has conditioned such termination on the approval by the Company’s stockholders of the increase in shares available under the 2009 Incentive Plan.

If stockholders do not approve the proposal to increase the number of shares of common stock available under the 2009 Incentive Plan, the Company expects that it will have an insufficient number of shares available to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As such, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to those individuals. Additionally, we would have to consider providing additional cash compensation to our key employees to maintain competitive levels of compensation, and our ability to align compensation with the interests of stockholders would be greatly diminished.

The following is a summary of major features of the 2009 Incentive Plan.

Description of the 2009 Incentive Plan

Nature of Awards. The 2009 Incentive Plan permits the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The 2009 Incentive Plan also permits cash incentive awards. Awards granted under the 2009 Incentive Plan generally vest to the extent certain conditions are met. Vesting criteria shall include the passage of time or the attainment of individual or Company performance objectives, or a combination of both.

Effective Date and Term. The 2009 Incentive Plan was approved by stockholders at the Company’s 2009 annual meeting and became effective as of June 5, 2009. No awards shall be made under the 2009 Incentive Plan more than ten (10) years after its effective date, although previously granted awards may extend beyond that date.

Eligibility. Any individual who is current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary entities or any other business venture (including, joint ventures or limited liability companies) in which the Company has a controlling interest, as determined by the Compensation Committee, is eligible to be granted an award.

Administration. The 2009 Incentive Plan is administered by the Compensation Committee, which has authority to grant awards and determine recipients and terms of awards. The Compensation Committee has full authority to construe and interpret the terms of the 2009 Incentive Plan and the terms of any award certificates under the plan, and to determine all facts necessary to administer the plan and any such award certificates. The Compensation Committee may delegate its authority under the 2009 Incentive Plan to the extent permitted by law

Stock Subject to the Plan. Subject to adjustments allowed under the 2009 Incentive Plan, awards may be made under the plan for up to 22,500,000 shares of common stock (28,500,000 shares if stockholders approve this proposal), all of which can be issued as incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If any award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan. Shares issued under the 2009 Incentive Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The last trading price for a share of the Company’s common stock on the NYSE on April 9, 2012 was $7.42.

Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Compensation Committee deems appropriate. Substitute awards shall not count against the overall share limit set forth in the 2009 Incentive Plan, except as may be required by law.

Stock Options. The Compensation Committee may grant options to purchase shares of common stock and determine the number of shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

An option that the Compensation Committee intends to be an incentive stock option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary entities and any other entities the employees of which are eligible to receive incentive stock options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.

The Compensation Committee shall establish the exercise price of each option and specify the exercise price in the award certificate. The exercise price of an award intended to be an incentive stock option shall be not less than 100% of the fair market value on the date the option is granted, except that, if any incentive stock option is granted to a person possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company (a “Ten Percent Shareholder”), the exercise price shall be not less than 110% of the fair market value of the shares subject to the option on the date the option is granted.

Each option granted under the 2009 Incentive Plan shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable award certificate; provided, however, that no option shall be granted for a term of more than ten (10) years and no incentive stock option issued to a Ten Percent Shareholder shall have a term of more than five (5) years. No option shall permit deferred receipt of compensation on the option beyond the date of exercise, unless the Compensation Committee expressly determines that such option shall be subject to Section 409A of the Code.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is an award in the form of a right to receive cash or a share of common stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the share of common stock over a base price established in the award. The Committee may grant SARs either independently of stock options, or in tandem with stock options such that the exercise of the stock option or SAR cancels the tandem SAR or stock option. The minimum base price of a SAR granted under the 2009 Incentive Plan shall be the price set forth in the applicable award certificate, or, in the case of a SAR related to a stock option (whether already outstanding or concurrently granted), the exercise price of the related stock option.

Restricted Stock. The Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable restricted stock award, including the conditions for vesting and the issue price, if any.

Restricted Stock Units. The Compensation Committee may grant restricted stock units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with an award of restricted stock. Each restricted stock unit shall have a value equal to the fair market value of one share of stock. Restricted stock units may be paid at such time and in such form as the Compensation Committee may determine in its discretion.

Other Stock-Based Awards. Other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of stock or other property, may be granted under the 2009 Incentive Plan to participants in the plan. Such other share awards shall also be available as a form of payment in the settlement of other awards granted under the 2009 Incentive Plan or as payment in lieu of compensation to which a participant in the plan is otherwise entitled.

Cash Awards. Cash awards are awards under the 2009 Incentive Plan that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the awards.

Performance Based Awards. Any award granted under the 2009 Incentive Plan may be granted as an award that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. With the exception of any stock option or SAR, an award that is intended to satisfy the requirements of a performance-based award shall be so designated at the time of grant. Stock options and SARs need not satisfy the specific performance criteria described below in order to qualify as performance-based awards.

The maximum aggregate number of shares of the Company’s common stock for which performance-based awards may be issued under the 2009 Incentive Plan in any calendar year to an individual participant shall not exceed 1,000,000, and the maximum amount that may be earned as a cash award for a performance period for a single calendar year by any individual participant is $2,000,000 and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any individual participant is $6,000,000.

In the case of awards intended to qualify as performance-based awards, the performance criteria shall be selected only from among the criteria set forth in the plan. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, or affiliate as a whole or any business unit of the Company, a subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of the performance criteria.

Before any performance-based award (other than stock options and SARs) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the award have been satisfied; provided that the Compensation Committee shall have authority to pay a performance-based award without regard to the applicable performance criteria in the event of the award holder’s death or disability, or if there is a change in control of the Company.

The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the 2009 Incentive Plan and Section 162(m) of the Code, on the payment of individual awards granted as performance-based awards. To the extent set forth in an award certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that in the case of awards intended to qualify as performance-based awards, such adjustments shall meet the requirements of Section 162(m) of the Code.

Adjustments Due to Changes in Capitalization or Control. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of common stock other than an ordinary cash dividend, (1) the number and class of securities available under the 2009 Incentive Plan, (2) the number and class of securities and exercise price per share of each outstanding option, (3) the number of shares of common stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (4) the terms of each other outstanding award, shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

In connection with a change in control, the Compensation Committee shall take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock awards on such terms as the Compensation Committee determines: (1) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding entity, (2) upon written notice to a participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of the change in control unless exercised by the participant within a specified, reasonable period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part before or upon the change in control, (4) if holders of shares will receive upon consummation of the change in control a cash payment for each share surrendered in the change in control, make or provide for a cash payment to a participant equal to the excess, if any, of (A) the consideration received by shareholders generally with respect to the change in control (the “change in control price”) times the number of shares subject to the participant’s awards (to the extent the exercise price does not exceed the change in control price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards, (5) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. The Compensation Committee shall not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

Upon the occurrence of a change in control, except to the extent specifically provided to the contrary in the restricted stock award or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

Transferability of Awards. Unless otherwise provided by the Compensation Committee, awards are generally nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of a holder of an award, shall be exercisable only by such holder.

Termination of Employment. The Compensation Committee shall determine the effect on an award due to the disability, death, termination or other cessation or change in the employment or other status of a participant in the 2009 Incentive Plan and the extent to which the participant or the participant’s legal representative may exercise rights under the award.

Tax Withholding. A participant in the 2009 Incentive Plan must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of stock subject to an award. Payment of withholding obligations is due before the Company will issue any shares of stock on exercise or release from forfeiture of an award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise.

Amendment of Awards and the 2009 Incentive Plan. The Compensation Committee may amend, modify or terminate any outstanding award; provided, however, that no outstanding award may be amended to reduce the exercise price of a stock option, SAR or other similar award. Consent by a participant to any amendment shall be required unless the Compensation Committee determines that the action would not materially and adversely affect the participant’s rights under the Plan.

The Compensation Committee may amend, suspend or terminate the 2009 Incentive Plan or any portion of the plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under Section 422 of the Code with respect to incentive stock options, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2009 Incentive Plan shall apply to, and be binding on the holders of, all awards outstanding under the plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the plan.

Acceleration . The Compensation Committee may at any time provide that any award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences generally arising with respect to restricted stock and stock options, stock appreciation rights, and cash awards granted under the 2009 Incentive Plan under current federal tax law. The discussion is not a complete analysis of all federal income tax consequences (or of any state or other federal tax consequences, such as employment consequences) and does not cover all specific transactions which may occur.

Restricted Stock. In general, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of restricted stock. On the date that the restrictions on the shares lapse, the award holder will recognize ordinary income in an amount equal to the fair market value of the shares on that date (minus any amount the award holder paid for the shares). Income recognized by an award holder who is an employee is compensation subject to withholding; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. The Company can deduct the amount of income recognized by the award holder, subject to certain limitations. An award holder’s adjusted basis in the stock received is equal to the ordinary income recognized by the award holder. If an award holder thereafter sells the stock, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes. If an award holder forfeits an award before the restrictions lapse, the award holder will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, an award holder may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares of stock on the grant date (minus any amount the award holder pays for the shares) and is compensation subject to withholding for employees. If an award holder subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the holder will not be eligible for capital loss treatment with respect to the stock.

Incentive Stock Options. There are generally no tax consequences associated with the grant or timely exercise of an incentive stock option. If an award holder holds the shares of stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the holder will recognize capital gain or loss upon sale of the stock equal to the difference between the amount realized on the sale and the exercise price. If the stock is not held for the required period, the award holder will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the holder upon disposition will be capital gain. However, even though there generally are no tax consequences associated with the exercise of an incentive stock option, the excess of the fair market value of stock received upon the exercise of an incentive stock option over the option price for the stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the award holder recognizes ordinary income.

Nonqualified Stock Options. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee will be considered compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the holder to ensure that the proper amount is withheld. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of stock transferred to an award holder pursuant to the exercise of a nonqualified stock option is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the option. If an award holder thereafter sells stock acquired upon exercise of a nonqualified stock option, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Stock Appreciation Rights. Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. SARs provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations.

The adjusted basis of common stock transferred to an award holder pursuant to the exercise of a SAR is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the SAR. If an award holder thereafter sells stock acquired upon exercise of a SAR, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Cash Awards. When a cash award is paid or otherwise made available to a participant, the award holder will recognize ordinary income in an amount equal to the cash received or made available. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

New Plan Benefits

Shares of common stock issuable pursuant to the terms of the 2009 Incentive Plan are and will continue to be available for awards to all eligible participants of the plan. The Board of Directors has not at this time approved any future awards under the 2009 Incentive Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2011 regarding our equity incentive plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	—	—	8,878,681
Equity compensation plans not approved by stockholders(2)	—	—	2,690,070

(1)	Includes shares available for issuance under the 2009 Incentive Plan.
(2)	Includes shares available for issuance under the 2005 Stock Plan. As described above, if the Company’s stockholders approve the proposal, the 2005 Stock Plan will terminate and such shares will no longer be available for grant under the plan.

Consequences of Non-Approval

The Company considers stockholder approval of the amendment to the 2009 Incentive Plan to be critical to the Company’s ability to retain and attract employees, officers, directors, consultants, and advisors whose services are necessary to carry out the Company’s business plan. If the stockholders do not approve the proposed amendment to the 2009 Incentive Plan, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to talented individuals under equity plans already in place. Additionally, we would have to consider providing additional cash compensation to our key employees to maintain competitive levels of compensation. However, our ability to align the compensation provided to our employees and officers with the interests of stockholders would be lost.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE 2009 INCENTIVE PLAN.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Set forth below is information regarding each of our executive officers as of March 31, 2012:

Name	Age	Position
Tom L. Ward	52	Chairman and Chief Executive Officer
Matthew K. Grubb	48	President and Chief Operating Officer
James D. Bennett	42	Executive Vice President and Chief Financial Officer
Rodney E. Johnson	55	Executive Vice President – Reservoir Engineering
Todd N. Tipton	56	Executive Vice President – Exploration
David C. Lawler	44	Executive Vice President – Operations
Wayne C. Chang	50	Senior Vice President – Midstream
Randall D. Cooley	58	Senior Vice President – Accounting
Philip T. Warman	41	Senior Vice President, General Counsel and Corporate Secretary
Kevin R. White	54	Senior Vice President – Business Development
Mary L. Whitson	51	Senior Vice President – Corporate and Human Resources

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and was our President from December 2006 until January 2011. Biographical information about Mr. Ward can be found above under the heading “Election of Directors – Director Nominees.”

Matthew K. Grubb. Mr. Grubb has served as our President since January 2011 and as our Chief Operating Officer since June 2007. Prior to this, he served as our Executive Vice President – Operations since August 2006. Mr. Grubb was employed by Samson Resources beginning in 1995 and served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources from 2002 through July 2006. Mr. Grubb earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

James D. Bennett. Mr. Bennett has served as our Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined SandRidge, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, he was a Managing Director at GSO Capital Partners L.P. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

Rodney E. Johnson. Mr. Johnson joined us as Vice President of Reservoir Engineering in January 2007 and was promoted to Senior Vice President – Reservoir Engineering in June 2007 and then to Executive Vice President – Reservoir Engineering in January 2009. He most recently served as Manager of Reservoir Engineering over Texas and Louisiana Regions for Chesapeake Energy Corporation from October 2003 through December 2006. Prior to that, Mr. Johnson served as Manager of Technology for Aera Energy LLC (a joint venture of Exxon Mobil Corporation and Royal Dutch Shell plc) where he held positions of increasing importance from 1996 through September 2003. Mr. Johnson graduated from Wichita State University in 1980 with a Bachelor of Science degree in Mechanical Engineering. He has been a registered Professional Engineer since 1988.

Todd N. Tipton. Mr. Tipton joined us as Executive Vice President – Exploration in September 2006. Prior to this, he was Exploration Manager of the Western Division from 2001 through August 2006 for Devon Energy

Corporation. He received a Bachelor degree in Geology from The State University of New York at Buffalo in 1977 and completed an executive development program at The Johnson Graduate School of Management at Cornell University. Mr. Tipton is a member of the Rocky Mountain Association of Geologists and a member of the Independent Petroleum Association of Mountain States.

David C. Lawler. Mr. Lawler joined us as Executive Vice President – Operations in August 2011. Prior to joining the Company, Mr. Lawler served as Chief Executive Officer and President of PostRock Energy Corporation and its predecessor entities since August 2008 after having served as Chief Operating Officer of PostRock Energy Corporation’s predecessor entities from May 2007 through August 2008. Prior to that, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 in roles of increasing responsibility, most recently as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a Bachelor of Science degree in Petroleum Engineering and earned his Master of Business Administration degree from Tulane University in 2003.

Wayne C. Chang. Mr. Chang joined us as Vice President – Midstream in February 2007 and was promoted to Senior Vice President – Midstream in January 2009. Mr. Chang most recently served as the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of Oklahoma. Prior to this, he worked for diversified oil and gas companies such as Conoco Inc., Phillips Petroleum Company and Chesapeake Energy Corporation focusing on the midstream sector. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon our acquisition of NEG Oil & Gas LLC and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining SandRidge, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

Kevin R. White. Mr. White joined us as Senior Vice President – Business Development in January 2008. Prior to joining SandRidge, he worked for six years as a consultant in the oil and gas industry. Mr. White served as Executive Vice President of Corporate Development and Strategic Planning for Louis Dreyfus Natural Gas Corp. from 1993 until the company was sold in 2001. He attended Oklahoma State University, receiving his Bachelor of Science degree in Accounting in 1979 and a Master of Science degree in Accounting and his Certified Public Accountant qualification in 1980.

Mary L. Whitson. Ms. Whitson has served as our Senior Vice President – Corporate and Human Resources since June 2011 and had previously served as our Senior Vice President – Human Resources since September 2006. Ms. Whitson was the Vice President – Human Resources for Chesapeake Energy Corporation through August 2006, where she held human resources management positions of increasing responsibility for more than eight years. She attended Oklahoma State University and received a Bachelor of Science degree from the University of Central Oklahoma in 1996.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.”

Name	Principal Position
Tom L. Ward	Chairman and Chief Executive Officer
Matthew K. Grubb	President and Chief Operating Officer
James D. Bennett	Executive Vice President and Chief Financial Officer
Todd N. Tipton	Executive Vice President – Exploration
Rodney E. Johnson	Executive Vice President – Reservoir Engineering

Overview

We believe a strong, experienced senior management team is necessary to execute our business plan. Accordingly, our compensation philosophy reflects our need to attract, retain and motivate top talent and supports our position as an employer of choice in the oil and gas industry. Our competitive compensation package allows us to strategically and opportunistically attract executive officers by offering competitive cash compensation packages and the potential of returns that can be achieved through equity ownership, evidenced by the fact that all of our named executive officers joined us during periods of intense competition for experienced exploration and production company executives. Their retention creates value for our Company and stockholders through the continuity we maintain in our leadership and operations.

Our compensation program has remained competitive despite a fluctuating stock price over the last couple of years, primarily because the reasons for such fluctuation, we believe, were mainly due to commodity price fluctuation, uncertainty in global equity markets and delayed acceptance by the market of the Company’s transition from natural gas to oil. Providing competitive compensation to our executive team was particularly important during 2011, as the Company continued to execute its plan to move from being primarily a natural gas producer to one that produces primarily oil. In 2011, oil production comprised 80% of the Company’s production revenues with only 20% attributable to natural gas (compared to 64% oil and 36% natural gas in 2010 and 35% oil and 65% natural gas in 2009). Since 2009, the price of oil has increased from below $50 per Bbl to above $100 per Bbl while the price of natural gas declined from over $6.00 MMBtu to less than $2.40 MMBtu, consistent with the expectations of Company management in late 2008 when it developed the strategy to shift to oil. Providing competitive compensation in 2012 and future years will be key to the Company’s ability to implement the next phase of its strategic plan to increase EBITDA and oil production while at the same time reducing its leverage.

It is our belief that the Company’s current position as a premier independent oil producer in the Mid-Continent, west Texas, and, following the acquisition of Dynamic Offshore Resources, LLC, the Gulf of Mexico, is a direct result of attracting, retaining and motivating its current strong and experienced management team with the compensation discussed below. As described above and detailed further below under “Performance Evaluation,” we believe the Company has benefitted greatly from the leadership provided by the management team for which our executive compensation program is designed.

Philosophy

As illustrated in the table below, our philosophy for compensating executive officers, including our named executive officers, is to employ measured amounts of various types of compensation to achieve multiple and varied objectives.

Compensation Element	General Objectives	Key Features
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities	Salary levels are intended to be competitive with our peers, while aligned with individual responsibilities and performance.
Cash Bonus Awards	Reward near-term operational and financial performance	Discretionary payments are intended to be competitive with our peers, while aligned with individual responsibilities and performance.
Long-Term Incentives	Align executives’ compensation with interests of stockholders, encourage retention and reward long-term operational and financial performance	Annual and semi-annual restricted stock grants vest ratably over four years.
Health, Welfare and Retirement Benefits	Maintain a competitive position in terms of attracting and retaining executives	Participation in health, welfare and 401(k) plans is on the same terms for all employees. Non-qualified deferred compensation plan is available to executives and certain other eligible employees.
Perquisites	Maintain a competitive position in terms of attracting and retaining executives though not intended to represent a significant role in total compensation	Includes benefits that allow our executives to work more efficiently and provide for their well-being, including air travel for certain of our named executive officers and some personal security services and accounting support for our Chief Executive Officer.

Additionally, we have entered into written employment agreements with each of our executive officers, including each named executive officer, to help ensure the retention of these individuals in a highly competitive marketplace.

Process

As further discussed below, Mr. Ward and our Senior Vice President – Corporate and Human Resources assume active roles in the evaluation, design and administration of our compensation program for all of our executive officers, including the named executive officers. Mr. Grubb and Mr. Bennett participate in making recommendations regarding, and administering, the program for executive officers other than the named executive officers.

The Compensation Committee typically reviews the components of our executive officer compensation program on a semi-annual basis, in December and June of each year, and approves adjustments as it deems appropriate. The Compensation Committee has selected and directly retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data.

Our Senior Vice President – Corporate and Human Resources works with the Compensation Committee and Longnecker to establish an agenda and prepare meeting materials for each meeting during which the committee reviews the compensation of our executive officers. Mr. Ward and our Senior Vice President – Corporate and Human Resources typically attend and participate in all or a portion of each Compensation Committee meeting, depending on the nature of the matters to be discussed. For the December 2010 and June and December 2011 compensation reviews, and taking into account the input of Messrs. Grubb and Bennett, Mr. Ward provided his recommendations regarding each element of executive officer compensation at the same time Longnecker provided its analysis. After receiving recommendations and analysis from Mr. Ward and Longnecker and considering the totality of the information provided, including its assessment of Company and individual performance, the Compensation Committee determined appropriate adjustments to our executives’ compensation.

Peer Company Comparison

Our Compensation Committee recognizes that the amount of compensation we provide to our executive officers must be competitive in the marketplace and believes that industry trends should be considered when assessing the forms and amounts of compensation provided to our executive officers. To ensure the Company’s compensation practices are competitive, the committee takes into account the levels of compensation paid to executives in comparative positions in our industry when determining the compensation to be paid to our executive officers. The committee does not, however, target or benchmark a specific percentile or range of percentiles, when compared to pay at such other companies, for any element of any executive officer’s compensation or any executive’s compensation as a whole.

For the purpose of the Compensation Committee’s review of compensation paid to our executive officers in 2011, the committee reviewed information assembled by Longnecker, which consisted of the executive compensation programs of the following companies:

Mid-sized Peer Companies	Large Peer Companies
ATP Oil & Gas Corporation	Anadarko Petroleum Corporation
Denbury Resources Inc.	Apache Corporation
Forest Oil Corporation	Chesapeake Energy Corporation
Newfield Exploration Company	Devon Energy Corporation
Petrohawk Energy Corporation	EOG Resources, Inc.
Pioneer Natural Resources Company	Noble Energy, Inc.
Plains Exploration & Production Company
Range Resources Corporation
Southwestern Energy Company
Ultra Petroleum Corp.

We refer to the companies whose compensation program information was used by the Compensation Committee collectively as our “Peer Companies.”

We believe we must recruit and retain executive officers with significant and diverse experience and skills to properly execute our business plan. In order to compete with larger Peer Companies (two of which are also headquartered in Oklahoma City) for appropriately qualified officers who are capable of handling a high degree of responsibility, we often pay compensation levels that are greater than those of mid-sized Peer Companies with total revenues comparable to ours. With the advice of Longnecker, our Compensation Committee may periodically review and update the companies that comprise our Peer Companies in order to continually make informed decisions regarding our executive compensation program.

At the time of the December 2011 compensation review, the amount of total direct compensation to be provided to our Chief Executive Officer was intended to be above and below the 90th percentiles of such amounts provided to chief executive officers at mid-sized Peer Companies and large Peer Companies, respectively. We intend for the amount of total direct compensation to be provided to our other named executive officers to be above the 90th and below the 50th percentiles of the amounts of total direct compensation provided to executive officers at mid-sized Peer Companies and large Peer Companies, respectively. The table below illustrates how each named executive officer’s total cash compensation and long-term incentive compensation (which, at the Company, is comprised of restricted stock awards) compare to similar compensation for comparable positions at mid-sized Peer Companies and large Peer Companies.

Named Executive Officer	Total Cash Compensation at Mid-Sized Peer Companies	Total Cash Compensation at Large Peer Companies	Long-Term Incentive Compensation at Mid-Sized Peer Companies	Long-Term Incentive Compensation at Large Peer Companies
Tom L. Ward	Above 90th percentile	Below 75th percentile	Above 90th percentile	Below 90th percentile
Matthew K. Grubb	Above 90th percentile	Below 75th percentile	Above 90th percentile	Below 75th percentile
James D. Bennett	Above 90th percentile	Below 75th percentile	Below 75th percentile	Below 50th percentile
Todd N. Tipton	Below 75th percentile	Below 50th percentile	Below 75th percentile	Below 50th percentile
Rodney E. Johnson	Above 90th percentile	Below 90th percentile	Below 90th percentile	Below 50th percentile

Elements of our Executive Compensation Program

As discussed above, the Compensation Committee employs multiple compensation elements as a means to achieve various objectives, including compensating executives for performing day-to-day responsibilities, recognizing and rewarding near-term performance, aligning the interests of executives and stockholders and retaining a highly qualified executive team. The most significant compensation elements employed by the committee to realize these goals include base salaries, cash bonuses and grants of long term incentive awards such as restricted stock. Because the committee’s paramount concerns are aligning the interests of executives and stockholders and retaining executive talent, it directs the largest portion of total direct compensation (salary plus bonus plus restricted stock awards) to restricted stock awards that vest over time.

The committee does not otherwise attempt to adjust any element of compensation for the purpose of affecting how it relates to any other element.

Base Salaries. We provide our executive officers with annual base salaries to compensate them for services rendered during the year. Our philosophy is to establish base salaries that are commensurate with job responsibilities and competitive with salaries paid by our Peer Companies. In addition to providing compensation that is competitive with the market, the base salaries of our executive officers are intended to reflect the relative importance of each individual’s position within the Company.

The Compensation Committee reviews each executive officer’s base salary in December and June of each year. The Compensation Committee’s reviews consist of assessing Mr. Ward’s recommendations regarding each executive officer’s salary, including his own, and evaluating the recommendations in light of the Peer Company comparative information provided to the committee.

Factors the Compensation Committee considers when determining semi-annual salary adjustments include:

•	the responsibilities of the executive officer;

•	the period over which the executive officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments are made based on our overall performance (discussed below) and competitive market conditions. Although no formulaic weighting is assigned to any one of these factors, significant emphasis is placed on current market levels and the individual’s skills, seniority and previous industry experience, which are evaluated on a case-by-case basis.

Cash Bonus Awards. In addition to competitive base salaries, we provide our executive officers semi-annual cash bonuses intended to encourage and reward the attainment of our near and long-term strategic, operational and financial goals. The payment of semi-annual bonuses also encourages executive officer retention and continuity because (a) as compared to the more typical annual bonus schedule, it reduces by half the amount of each bonus payment as well as the horizon for an executive’s next potential bonus payment and (b) an executive officer must be employed by us on the relevant bonus payment date in order to receive his or her bonus payment.

Our Compensation Committee reviews cash bonus award levels for our executive officers by assessing Mr. Ward’s recommendations regarding each executive officer’s cash bonus award, including his own, and evaluating the recommendations in light of the Peer Company comparative information provided to the committee. Cash bonus awards are based on the committee’s subjective evaluation of the performance of the Company and each executive’s contribution thereto over the previous six months in light of the considerations described above. Currently, and as discussed in more detail below under “Performance Evaluation,” greater consideration is given to strategic and operational performance, rather than short-term financial or stock price performance, as strategic and operational performance most directly result in long term value to our stockholders. Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on specific Company or individual performance criteria or targets. We believe this discretionary and subjective approach helps to mitigate the incentive an executive officer may have to expose the Company to excessive risk in order to increase his or her potential cash bonus.

The Compensation Committee evaluated Mr. Ward’s bonus recommendations for the compensation reviews conducted in June and December 2011. Following discussion and analysis of the factors referenced above, including an evaluation of the Company’s performance, and after making any necessary adjustments to Mr. Ward’s recommendations, the members of the Compensation Committee approved the cash bonus awards for our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Restricted Stock Grants. Our Board of Directors has the discretion to grant restricted stock under our 2005 Stock Plan and 2009 Incentive Plan pursuant to our restricted stock awards program. Restricted stock awards are generally granted on a semi-annual basis and typically vest over a four-year period, except under certain limited circumstances, including the annual grants to Mr. Ward under the terms of his employment agreement discussed below. We believe these long–term incentive awards help us to attract highly qualified individuals and align their compensation with the long-term interests of our stockholders. The four-year vesting period of these awards serves as a tool for the retention of our employees, including our executive officers. In addition, as with cash bonus awards, we believe awarding shares of restricted stock semi-annually encourages executive officer retention and continuity because (a) as compared to the more typical annual restricted stock award schedule, it reduces by half the amount of each restricted stock award as well as the horizon for an executive’s next vesting of restricted stock and (b) an executive officer must be employed by us on the relevant vesting date in order for unvested shares of restricted stock to be released to him.

Grants of restricted stock are based on a subjective evaluation of the same factors that are used to determine the cash bonus awards, taking into consideration the Peer Company comparative information provided to the Compensation Committee. In addition, the committee considers the cost of such equity awards, the potential impact on dilution and, as discussed above, the relative value in relation to the other components of the executive compensation program.

Performance Evaluation

Oil and natural gas prices historically have been volatile and are beyond the control of our executive officers. Therefore, we do not currently base executive officer compensation decisions on pre-established performance targets as most of the applicable operational and financial performance measures are contingent upon the prices we receive or expect to receive from the sale of oil and natural gas and such measures do not necessarily reflect, in the short-term, certain key strategic decisions that have positioned the Company for long-term success. When making determinations regarding cash bonuses for, and restricted stock awards in, 2011, the Compensation Committee chiefly considered the executive team’s contributions to, and the long-term development and success of the Company with respect to identifying and acquiring new assets cost effectively and realizing the full potential of the Company’s existing asset base; achieving financial security and flexibility; and mitigating risk posed by fluctuating commodity prices. These elements are not specifically weighted in the committee’s consideration because the relative importance of each element may change from time to time and the responsibilities of each executive officer as they contribute to the achievement of any particular objective may vary. The committee considered the following in particular in 2011 and believes the compensation awarded appropriately reflects the executives’ contributions to the described achievements and the value created thereby:

Realizing Full Potential of Existing and Newly Acquired Assets

•	Increased production and reserves

•

During 2011, the Company increased oil production over 2010 to a record 11.83 MMBbls, while increasing consolidated Proved PV-10 by 52% over year end 2010 with a reserve replacement rate of 303%. These increases are mostly attributable to the Company’s successful drilling programs in the Horizontal Mississippian Play, where the Company has pioneered development and proven the play’s value, and the Permian Basin.

•	Horizontal Mississippian Play

•

During 2010 and 2011, the Company accumulated approximately 2 million acres in the Mississippian horizontal formation in Oklahoma and Kansas for a total cost of approximately $400 million, or $200 per acre.

•

In 2011 and early 2012, the Company took steps to monetize approximately 550,000 of these acres through royalty trust offerings and joint ventures for total expected consideration of approximately $2.33 billion, or $4,236 per acre.

•	The Company has retained its interest in 1.5 million acres with an implied value in excess of $6 billion and derives further value through significant royalty trust unit ownership.

•	Permian Basin

•

In August 2011, the Company monetized, through a royalty trust offering, approximately 16,000 acres in the Permian Basin, a fraction of the acreage the Company acquired through its $1.4 billion acquisition of Arena Resources, Inc. in 2010. The Company received approximately $584 million in proceeds in the offering while retaining a substantial ownership interest in the trust.

Financial Security and Flexibility and Commodity Price Risk Mitigation

•	In March 2011, the Company successfully refinanced $650 million of its 8.625% Senior Notes due 2015 with part of the proceeds from a $900 million offering of 7.5% Senior Notes due 2021.

•	In 2011, the Company sold certain non-core assets for approximately $582 million, which will help the Company fund its anticipated capital spending program in 2012.

•	The company reduced its net debt in 2011 by approximately $300 million.

•

Under executive management’s direction, the Company entered into derivative contracts in order to mitigate commodity price volatility inherent in the oil and natural gas industry. Specifically, the company has approximately 85% of estimated oil production over 2012 hedged at an attractive price of more than $99.00 per Bbl. In so doing, the Company increases the predictability of cash inflows and ensures funding for, and stabilizes rates of return associated with, longer term development plans.

In determining the cash bonus and restricted stock awarded to Mr. Ward, the Compensation Committee particularly considered Mr. Ward’s foresight in the horizontal development of the Mississippian play in Oklahoma and Kansas. Mr. Ward recognized before the Company’s competitors the potential for a large scale statistical development of what has become one of the premier oil exploitation plays in the United States. While the Mississippian formation in Oklahoma and Kansas had been developed with vertically drilled wells for many decades, its potential had gone largely untapped and unnoticed until the Company quietly and inexpensively leased millions of acres, which it is now aggressively developing. As excellent and consistent results were realized by the Company in the play, large independent producers and major integrated multinational companies turned their attention to the area and invested significant amounts of their own capital, driving up acreage costs after the Company had completed the large bulk of its planned acreage purchases. As a result, the Company has monetized, or is in the process of monetizing, approximately 28% of its Mississippian acreage position for approximately $2.33 billion, the entirety of which it acquired for approximately $400 million, enabling the Company to develop the acreage it has retained. In addition, the committee recognizes that the Company’s transition to an oil-focused producer is the result of Mr. Ward’s vision and, accordingly, his particular leadership is key to the Company’s success in the long-term. Further, the committee appreciates that, as a result of his nearly 20 years of experience as the co-founder of a successful multi-billion dollar exploration and production company, Mr. Ward is presented with opportunities that most other Peer Company executives do not have. Therefore, the committee felt that Mr. Ward’s cash bonus and restricted stock awards reward the specific achievements described, encourage similar achievements in the future, reflect the importance of his particular leadership, and address the risks associated with him choosing to pursue other opportunities.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of each named executive officer’s employment agreement, we will pay the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area. The terms of Mr. Ward’s employment agreement provide for accounting support from certain Company employees for his personal investments. Mr. Ward reimburses us for half of each such accounting support employee’s annual salary and cash bonus. We have also agreed to provide access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompany him or them. Mr. Ward pays all personal income taxes accruing as a result of aircraft use for personal travel. In addition, from time to time, the Company provides personal security services to Mr. Ward and his family.

Retirement Plan. We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 15% of employee deferred wages. Matching contributions are made in shares of our common stock.

Nonqualified Deferred Compensation Plan. We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made in shares of our common stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements of our Named Executive Officers. We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•

Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•

Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Stock Ownership Guidelines and Hedging. We do not currently have ownership requirements or a stock retention policy for our named executive officers in general. However, Mr. Ward’s employment agreement requires the value of the shares of our common stock that he beneficially owns to remain above 500% of his annual salary and bonus. Based on Mr. Ward’s salary and bonus paid during 2011, the current price of our common stock and Mr. Ward’s current share ownership levels, he is well above the required holding amount. We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and reevaluate our position with respect to stock ownership and hedging guidelines.

Risk. Our compensation program for executives is designed to discourage excessive risk taking. In that regard, (i) cash bonuses are discretionary and not awarded pursuant to a formal plan or agreement or based on specific individual or Company performance metrics; and (ii) incentive compensation is currently provided only in the form of restricted stock awards, which (a) unlike awards in the form of stock options, do not provide an incentive to take unnecessary risk to increase stock price; (b) are not tied to formulas that could focus executives on specific short-term outcomes; and (c) vest over a four year to better align the compensation of our executive officers with the interests of our long-term stockholders.

Tax Treatment of Executive Compensation Decisions. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Changes to Executive Compensation Due to Market Conditions. As of the date of this Proxy Statement, current economic conditions and recent difficulties in global markets have not affected how we evaluate executive compensation. However, we are mindful of the current state of the United States and world economies and continue to evaluate whether adjustments to executive compensation are appropriate in light of such circumstances.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results. At our 2011 annual meeting of stockholders, the Company’s stockholders approved the compensation provided to our named executive officers in an advisory vote, with over 70% of ballots cast being voted to approve the executive compensation program. The Compensation Committee believes this affirms the stockholders’ support of the Company’s executive compensation program and, therefore, did not change its overall approach to compensation during 2011.

In addition, the Board considered the results of the stockholder vote in 2011 regarding how frequently stockholders wish to conduct future say on pay votes. Because a majority of votes cast expressed a preference for conducting a say on pay vote every three years, the Board determined to submit executive compensation for stockholder consideration triennially. Therefore, the Company’s next say on pay vote will be held at our 2014 annual meeting of stockholders. However, we welcome the input of our stockholders on our compensation policies and executive compensation program at any time, and not just in years in which we conduct stockholder votes on executive compensation.

Compensation Decisions for 2012. During the December 2011 compensation review, the Compensation Committee approved base salaries for our named executive officers for 2012 in the following amounts: Mr. Ward – $1,545,000; Mr. Grubb – $927,000; Mr. Bennett – $721,000; Mr. Tipton – $454,000 and Mr. Johnson – $454,000. In addition, the Compensation Committee approved the following awards of restricted stock for our named executive officers to be effective as of January 13, 2012: Mr. Ward – 2,018,634 shares; Mr. Grubb – 250,000 shares; Mr. Bennett – 93,750 shares; Mr. Tipton – 62,500 shares; and Mr. Johnson – 62,500 shares. In conjunction with the compensation review conducted in December 2011, each of our named executive officers entered into a new employment agreement with the Company, effective as of December 20, 2011, that amends and restates each of their prior employment agreements. Please read “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Under the terms of Mr. Ward’s employment agreement, Mr. Ward will receive an annual grant of restricted stock with a value of at least $16,250,000 to be granted each January throughout the term of the agreement. These awards will be issued under the Company’s equity compensation plans, the terms of which shall govern the vesting and other terms and provisions of each award, as determined by the Compensation Committee. Further, if Mr. Ward is terminated without cause or in connection with a change in control of the Company, he will receive cash or shares equal in value to the annual stock grants he would have been entitled to receive over the following three years had his employment not been terminated. In considering this feature of Mr. Ward’s employment agreement, the committee recognized both Mr. Ward’s leadership during the Company’s transition to an oil focused producer, as well as his unique expertise in the oil and gas industry. The Compensation Committee determined this arrangement provides Mr. Ward with the appropriate incentive to remain with the Company on a long-term basis, which the committee believes is instrumental to the Company’s future growth, the achievement of its long-term goals and in the best interest of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members

William A. Gilliland

Jim J. Brewer

Daniel W. Jordan

Summary Compensation

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	All Other Compensation(3)	Total
Tom L. Ward	2011	$1,502,596	$1,523,000	$20,771,971	$1,463,935	$25,261,502
Chairman and Chief Executive Officer	2010	$1,500,000	$1,500,000	$17,284,585	$1,471,672	$21,756,257
	2009	$1,212,894	$1,350,000	$9,406,250	$1,772,829	$13,741,973

Matthew K. Grubb	2011	$900,519	$914,000	$4,672,500	$338,626	$6,825,645
President and Chief Operating Officer	2010	$755,770	$855,000	$2,127,335	$224,454	$3,962,829
	2009	$588,904	$675,000	$1,671,200	$170,068	$3,105,172

James D. Bennett(1)	2011	$670,789	$710,500	$6,153,250	$204,913	$7,739,452
Executive Vice President and Chief Financial Officer	2010	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—

Todd N. Tipton	2011	$424,884	$447,500	$1,168,125	$119,904	$2,160,413
Executive Vice President — Exploration	2010	$401,692	$304,500	$585,015	$105,221	$1,396,428
	2009	$372,443	$289,000	$448,740	$96,972	$1,207,155

Rodney E. Johnson	2011	$421,039	$447,000	$1,168,125	$123,060	$2,159,224
Executive Vice President — Reservoir Engineering	2010	$376,924	$355,500	$425,465	$108,994	$1,266,883
	2009	$351,544	$325,000	$332,400	$96,929	$1,105,873

(1)	Employment with the Company began in January 2011.

(2)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. The amount reported in this column for Mr. Bennett includes the aggregate fair value of shares of restricted stock granted to Mr. Bennett on February 1, 2011 in conjunction with his appointment as the Company’s Executive Vice President and Chief Financial Officer. See “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	Each of the Company’s named executive officers other than Mr. Ward uses tickets for Oklahoma City Thunder professional basketball games that are provided to the Company in connection with its sponsorship of the team. However, no incremental cost is associated with such tickets. All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Deferred Compensation Match	Other(a)	Perquisites(b)	Total
Tom L. Ward	2011	$360	$22,000	$428,000	$—	$1,013,575	$1,463,935
	2010	$360	$22,000	$426,269	$—	$1,023,043	$1,471,672
	2009	$360	$22,000	$327,356	$—	$1,423,113	$1,772,829
Matthew K. Grubb	2011	$360	$16,500	$252,635	$—	$69,131	$338,626
	2010	$360	$16,500	$207,594	$—	$—	$224,454
	2009	$360	$16,500	$153,208	$—	$—	$170,068
James D. Bennett	2011	$270	$16,500	$—	$122,399	$63,322	$204,913
	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—
Todd N. Tipton	2011	$360	$22,000	$97,544	$—	$—	$119,904
	2010	$360	$22,000	$82,861	$—	$—	$105,221
	2009	$360	$22,000	$74,612	$—	$—	$96,972
Rodney E. Johnson	2011	$360	$22,000	$100,700	$—	$—	$123,060
	2010	$360	$22,000	$86,634	$—	$—	$108,994
	2009	$360	$22,000	$74,569	$—	$—	$96,929

(a)	The amount reported in this column for Mr. Bennett represents amounts for relocation and temporary housing expenses paid to Mr. Bennett to move his family from Houston, Texas to Oklahoma City, Oklahoma pursuant to his employment by the Company, which began in January 2011.

(b)	The amount reported in this column for Mr. Ward in 2011includes (i) $783,533 for costs related to accounting support from our employees for Mr. Ward’s personal investments; (ii) $134,126 for costs related to personal use of Company aircraft; (iii) $11,648 for personal travel expenses (iv) $77,446 for personal security provided to Mr. Ward and his family; and (v) $6,822 for club membership dues and fees. Accounting support costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services, 100% of the costs of the benefits the Company provides to these employees and the value of restricted stock awarded to such employees. The amounts attributable to aircraft usage and personal security are based on the incremental cost to the Company. Incremental cost for aircraft usage is based on direct operating costs, including fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees), and incremental cost for Mr. Ward’s personal security includes the cost of salaries and fees for security personnel. The amount reported in this column for Mr. Grubb includes (i) $61,669 for costs related to personal use of Company aircraft and (ii) $7,462 for club membership dues and fees. The amount reported in this column for Mr. Bennett includes (i) $60,900 for costs related to personal use of Company aircraft and (ii) $2,422 for club membership dues and fees.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an equity award made to our named executive officers in 2011 pursuant to our restricted stock awards program.

Grants of Plan-Based Awards for the Year Ended December 31, 2011

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
Tom L. Ward	January 14, 2011	1,625,000	$12,772,500
	July 8, 2011	738,640	$7,999,471
Matthew K. Grubb	January 14, 2011	250,000	$1,965,500
	July 8, 2011	250,000	$2,707,500
James D. Bennett	February 1, 2011	700,000	$5,341,000
	July 8, 2011	75,000	$812,250
Todd N. Tipton	January 14, 2011	62,500	$491,250
	July 8, 2011	62,500	$676,875
Rodney E. Johnson	January 14, 2011	62,500	$491,250
	July 8, 2011	62,500	$676,875

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of factors that may be relevant in reviewing the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

Employment Agreement of Tom L. Ward. Mr. Ward serves as our Chief Executive Officer under the terms of an employment agreement, which became effective as of December 20, 2011 and is extended each year on the anniversary of the effective date so that, until the Company provides notice of non-renewal, the agreement’s remaining term is at least two years and no more than three years. The agreement entitles Mr. Ward to (i) an annual base salary of at least $1,545,000, subject to increase at the discretion of the Board of Directors; (ii) the opportunity to earn a cash bonus to be determined in the sole discretion of the Board of Directors or the Compensation Committee of the Board; and (iii) an annual grant of restricted stock with a value of at least $16,250,000 to be granted each January throughout the term of the agreement. The employment agreement also provides for the following forms of compensation to be provided to Mr. Ward:

•

compensation we provide to our employees that provide accounting support for his personal investments, excluding 50% of the salaries and bonuses paid to such individuals that Mr. Ward reimburses to the Company;

•	the fees and expenses related to one country club membership in Oklahoma City, Oklahoma;

•	use of the Company’s aircraft for personal travel by himself and his family and guests; and

•	participation in all of our benefit plans and programs.

Mr. Ward’s employment agreement also contains non-competition and confidentiality provisions in the event Mr. Ward’s employment with us is terminated and further includes provisions governing the payment of severance benefits if his employment is terminated by us without cause or in connection with a change in control. The agreement also addresses payments due upon the termination of Mr. Ward’s employment due to death or disability. For a description of these payments, please read “— Potential Payments upon Termination or Change in Control” below.

Additionally, if any of the payments or benefits described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Ward is entitled to receive a gross-up payment equal to the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

Employment Agreements of our Other Named Executive Officers. Each of our other named executive officers serves as an officer under the terms of an employment agreement, the initial term of which is effective as of December 20, 2011 and ends on December 31, 2013 and automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. Pursuant to each of these employment agreements, we agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Grubb – $927,000; Mr. Bennett – $721,000; Mr. Tipton – $454,000; and Mr. Johnson – $454,000. The terms of the agreements also provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans, (iii) the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area; and (iv) benefits under all other benefit plans generally provided to our other executive officers. Under the terms of Mr. Bennett’s employment agreement, during 2012, his second year of employment with the Company, he is entitled to receive grants of restricted stock valued at not less than a total of $2,000,000, to be granted in two equal installments in each of July 2012 and January 2013.

Under the terms of their employment agreements, each of Messrs. Grubb, Bennett, Tipton, and Johnson will receive, upon a termination in connection with a change in control event, a lump sum cash payment in an amount equal to three times the sum of each of their respective base salary and average annual bonus.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses payments due upon termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

2005 Stock Plan

Prior to our initial public offering in November 2007, we assumed the 2005 Stock Plan. The 2005 Stock Plan authorizes the granting of stock options, stock appreciation rights, restricted stock, phantom stock and other equity-based awards to our employees, directors and consultants. In addition, the 2005 Stock Plan authorizes cash-denominated awards that may be settled in cash, stock or any combination thereof. The purpose of the 2005 Stock Plan is to attract, retain and provide incentives to our officers, other associates, directors and consultants and to thereby increase overall stockholder value. Currently, only awards of restricted stock are made under the terms of the 2005 Stock Plan.

Restricted stock awards are grants of common stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock granted under the 2005 Stock Plan until all restrictions, terms and conditions are satisfied.

The 2005 Stock Plan authorizes 7,074,252 shares of common stock to be used for awards. As of March 31, 2012, 2,682,420 shares, representing 0.64% of the outstanding shares of our common stock, are available to be used for future awards. If an award made under the 2005 Stock Plan expires, terminates or is forfeited, cancelled, settled in cash without issuance of shares of common stock covered by the award, or if award shares are used to pay for other award shares, those shares will be available for future awards under the 2005 Stock Plan.

As described above, if the Company’s stockholders approve PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN, the 2005 Stock Plan will terminate and such shares will no longer be available for grant under the plan.

2009 Incentive Plan

In June 2009, our stockholders approved the adoption of the 2009 Incentive Plan. The 2009 Incentive Plan authorizes the granting of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of award based on the value (or the increase in value) of shares of our common stock. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant or advisor of the Company and any of its present or future parent or subsidiary entities or any other business venture in which we have a controlling interest is eligible to be granted an award.

Subject to adjustments allowed under the 2009 Incentive Plan, the 2009 Incentive Plan authorizes up to 22,500,000 shares of common stock to be used for awards (28,500,000 shares if PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UNDER THE PLAN is approved). As of March 31, 2012, 5,234,949 shares, representing 1.26% of the outstanding shares of our common stock, are available to be used for future awards. If any award made under the 2009 Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2011:

Outstanding Equity Awards as of December 31, 2011

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Tom L. Ward	4,643,824	(3)	$37,893,604
Matthew K. Grubb	818,750	(4)	$6,681,000
James D. Bennett	775,000	(5)	$6,324,000
Todd N. Tipton	213,749	(6)	$1,744,192
Rodney E. Johnson	189,999	(7)	$1,550,392

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversaries of the grant date.

(2)	Valuations are based on $8.16 per share, which was the last trading price for a share of our common stock on the NYSE on December 30, 2011.

(3)	Includes 58,593 shares of the 234,375 shares granted January 11, 2008; 34,091 shares of the 136,364 shares granted July 11, 2008; 250,000 shares of the 500,000 shares granted January 9, 2009; 312,500 shares of the 625,000 granted July 10, 2009; 609,375 shares of the 812,500 shares granted on January 8, 2010; 1,015,625 shares of the 1,354,167 shares granted on July 9, 2010; 1,625,000 shares granted on January 14, 2011; and 738,640 shares granted on July 8, 2011.

(4)	Includes 9,375 shares of the 37,500 shares granted January 11, 2008; 9,375 shares of the 37,500 shares granted July 11, 2008; 45,000 shares of the 90,000 shares granted January 9, 2009; 55,000 shares of the 110,000 shares granted July 10, 2009; 75,000 shares of the 100,000 shares granted on January 8, 2010; 125,000 shares of the 166,667 shares granted on July 9, 2010; 250,000 shares granted on January 14, 2011; and 250,000 shares granted on July 8, 2011.

(5)	Includes 700,000 shares granted on February 1, 2011 and 75,000 shares granted on July 8, 2011.

(6)	Includes 3,375 shares of the 13,500 shares granted January 11, 2008; 3,375 shares of the 13,500 shares granted July 11, 2008; 13,500 shares of the 27,000 shares granted January 9, 2009; 13,500 shares of the 27,000 shares granted July 10, 2009; 20,625 shares of the 27,500 shares granted January 8, 2010; 34,374 shares of the 45,833 shares granted July 9, 2010; 62,500 shares granted on January 14, 2011; and 62,500 shares granted on July 8, 2011.

(7)	Includes 2,500 shares of the 10,000 shares granted January 11, 2008; 2,500 shares of the 10,000 shares granted July 11, 2008; 10,000 shares of the 20,000 shares granted January 9, 2009; 10,000 shares of the 20,000 shares granted July 10, 2009; 15,000 shares of 20,000 shares granted January 8, 2010; 24,999 shares of the 33,333 shares granted July 9, 2010; 62,500 shares granted on January 14, 2011; and 62,500 shares granted on July 8, 2011.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2011. No stock options were outstanding or exercised in 2011.

Option Exercises and Stock Vested for the Year Ended December 31, 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Tom L. Ward	1,071,852	$10,152,742
Matthew K. Grubb	146,667	$1,393,054
James D. Bennett	—	$—
Todd N. Tipton	48,584	$452,247
Rodney E. Johnson	32,084	$302,707

(1)	Valuations for all of the named executive officers are based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan (the “NQDC Plan”) for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum in cash as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation from the plan.

The following table sets forth activity under the NQDC Plan for 2011:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Tom L. Ward	$428,000	$428,000	$(55,394)	$—	$1,456,658
Matthew K. Grubb	$252,635	$252,635	$(34,095)	$—	$804,233
James D. Bennett	$—	$—	$—	$—	$—
Todd N. Tipton	$97,544	$97,544	$(25,311)	$—	$331,647
Rodney E. Johnson	$100,700	$100,700	$(42,422)	$—	$668,629

(1)	Matching contributions are made with shares of our common stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2011 fiscal year.

(2)	Includes amounts included as All Other Compensation in the Summary Compensation Table for the 2010 and 2009 fiscal years equal to $545,264 and $327,356 for Mr. Ward; $263,868 and $153,208 for Mr. Grubb; $230,264 and $74,612 for Mr. Tipton; and $424,807 and $74,569 for Mr. Johnson, respectively.

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreement of Tom L. Ward

Termination Without Cause. In the event we terminate Mr. Ward’s employment without Cause (as defined in Mr. Ward’s employment agreement), Mr. Ward is entitled to receive (1) his base salary in effect on the date of termination for 36 months; (2) three times the average of his annual bonus for the three years preceding the termination; and (3) any vacation pay accrued but unused through the date of termination.

Termination in Connection with Change in Control. In the event that Mr. Ward’s employment is terminated within one year of a Change in Control event (as defined in the agreement) without Cause, death or disability, Mr. Ward is entitled to receive (1) a single, lump sum severance payment within ten days of termination equal to three times his base salary for the last twelve calendar months and bonus paid (based on an average of the last three annual bonuses paid) and (2) any applicable Gross-Up Payment (as defined below). If the foregoing amount is not paid within ten days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. To the extent that any payment or distribution is subject to excise tax under Section 4999 of the Code or any other interest or penalties related to such excise tax (collectively, “Excise Tax”), the agreement provides we will pay an additional amount (the “Gross-Up Payment”) such that, after payment by Mr. Ward of all taxes on the Gross-Up Payment, he will retain an amount of the Gross-Up Payment equal to the Excise Tax.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination without Cause or in connection with a Change in Control, (1) all of Mr. Ward’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock will immediately vest; (2) Mr. Ward’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Mr. Ward’s termination; and (3) Mr. Ward will have the right to receive a lump sum payment equal to the value of the restricted stock that he would have received over the next three years if his employment with the Company had continued, payable, in the Company’s discretion, in cash or in shares (the “Long-Term Retention Incentive”). To the extent we are unable to provide for one or both of the rights described under either (1) or (2) above, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

Termination for Cause. If Mr. Ward is terminated for Cause, we will have no obligation to provide further payments or benefits.

Voluntary Termination. If Mr. Ward voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If Mr. Ward desires to voluntarily terminate, he must give 90 days notice of his intent to terminate during which time he can use accrued vacation time or be paid for such days.

Termination due to Disability. If Mr. Ward’s employment is terminated due to disability, he is entitled to receive his base salary in effect on the date of termination for 36 months and any vacation pay accrued but unused through the date of termination.

Termination due to Death. If Mr. Ward’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to (1) his base salary in effect on the date of termination for 12 months; (2) the average of his annual bonus for the three preceding years; and (3) any vacation pay accrued but unused.

Severance Under Employment Agreements of our Other Named Executive Officers

Termination Without Cause. In the event we terminate a named executive officer’s employment without Cause (as defined in the executive’s employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and if at the time of such termination Mr. Ward is not the Chairman and Chief Executive Officer of the Company, then (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately vest; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control. In the event that employment is terminated within two years of a Change in Control event (as defined in the agreements) without Cause, death or disability, the executive is entitled to receive a single, lump sum severance payment within sixty days of termination equal to three times his base annual salary in effect on the date of termination and bonus paid (based on an average of the last three annual bonuses paid or such lesser number of years as he was employed). If the foregoing amount is not paid within sixty days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

Termination for Cause. If the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination. If the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days notice of his intent to terminate.

Termination due to Disability. If the executive’s employment is terminated due to disability, he is entitled to receive twelve months base salary in effect on the termination date. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death. If the executive’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to his base salary in effect on the date of his death plus any vacation pay accrued but unused.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2011. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other than for Cause		Termination for Cause	Termination in Connection with a Change in Control		Termination Due to Disability		Termination Due to Death
Tom L. Ward	$95,859,085	(a)	$—	$101,996,100	(b)	$42,736,585	(c)	$41,104,085	(d)
Matthew K. Grubb	$7,608,000	(e)	$—	$11,875,500	(f)	$927,000	(g)	$1,033,962	(h)
James D. Bennett	$7,045,900	(e)	$—	$10,619,400	(f)	$721,000	(g)	$804,192	(h)
Todd N. Tipton	$2,198,192	(e)	$—	$4,146,692	(f)	$454,000	(g)	$506,385	(h)
Rodney E. Johnson	$2,004,392	(e)	$—	$4,039,892	(f)	$454,000	(g)	$506,385	(h)

(a)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) three times the average of Mr. Ward’s annual bonus (“Average Bonus”) for the last three years ($4,372,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); (d) the vesting of all of Mr. Ward’s 4,643,824 shares of unvested restricted stock held as of December 31, 2011, based on an $8.16 per share price, which was the last trading price on December 30, 2011 (the “Vesting Benefit”) ($37,893,604); and (e) the Long-Term Retention Incentive ($48,750,000).

(b)	Amount includes (a) three times Mr. Ward’s base salary ($4,635,000); (b) three times the Average Bonus ($4,372,500); (c) a tax gross-up payment ($6,344,996); (d) the Vesting Benefit ($37,893,604); and (e) the Long-Term Retention Incentive ($48,750,000).

(c)	Amount includes (a) Mr. Ward’s base salary for thirty-six months ($4,635,000); (b) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (c) the Vesting Benefit ($37,893,604).

(d)	Amount includes (a) Mr. Ward’s base salary for twelve months ($1,545,000); (b) the Average Bonus ($1,457,500); (c) the maximum value of his accrued vacation assuming he took no time off during the year ($207,981); and (d) the Vesting Benefit ($37,893,604).

(e)	Amount includes each officer’s base salary for 12 months. Additionally, if Mr. Ward is not the Chairman and Chief Executive Officer of the Company at the time of such termination, each officer’s unvested restricted stock held as of December 31, 2011 would vest, providing him a benefit based on an $8.16 per share price, which was the last trading price on December 30, 2011. For Mr. Grubb, the benefit would equal $6,681,000 based on 818,750 shares; for Mr. Bennett, the benefit would equal $6,324,900 based on 775,000 shares; for Mr. Tipton, the benefit would equal $1,744,192 based on 213,749 shares; and for Mr. Johnson, the benefit would equal $1,550,392 based on 189,999 shares.

(f)	Amount includes (a) three times the sum of each officer’s base salary and average bonus paid for the last three years and (b) the vesting of all of each such officer’s shares of unvested restricted stock held as of December 31, 2011, providing each officer the benefit described in note (e) above.

(g)	Amount includes each officer’s base salary for 12 months.

(h)	Amount includes each officer’s base salary for 12 months, plus the maximum value of his accrued vacation assuming he took no time off during the year.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Director Compensation

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Non-employee directors are each entitled to receive a $50,000 annual retainer. In addition, non-employee directors receive $12,500 for each in-person meeting attended, not to exceed $75,000 in any given year. In 2011, each non-employee director also received grants of shares of restricted stock that will vest in 25% increments on each of the first four anniversaries following the date of grant.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Jim J. Brewer(2)	$91,667	$206,270	$297,937
Everett Dobson	$100,000	$275,011	$375,011
William A. Gilliland	$100,000	$275,011	$375,011
Daniel W. Jordan	$100,000	$275,011	$375,011
Roy T. Oliver, Jr.	$87,500	$275,011	$362,511
Jeffrey S. Serota	$100,000	$275,011	$375,011

(1)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors.

(2)	Amounts prorated for ten months of service.

Outstanding Equity Awards by Directors

The following table reflects all outstanding equity awards held by our directors as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Jim J. Brewer	18,069	(3)	$147,443
Everett R. Dobson	58,829	(4)	$480,045
William A. Gilliland	71,656	(5)	$584,713
Daniel W. Jordan	71,656	(5)	$584,713
Roy T. Oliver, Jr.	71,656	(5)	$584,713
Jeffrey S. Serota	71,656	(6)	$584,713

(1)	Each award is an award of restricted stock that vests in 25% increments on the first four anniversary dates of the grant date.

(2)	Valuation based on $8.16 per share, the last trading price on December 30, 2011.

(3)	Includes 5,372 shares granted on March 31, 2011 and 12,697 shares granted on July 8, 2011.

(4)	Includes 2,652 shares of the 5,305 shares granted September 30, 2009; 9,513 shares of the 12,685 shares granted January 8, 2010; 16,473 shares of the 21,965 shares granted on July 9, 2010; 17,494 shares granted on January 14, 2011; and 12,697 shares granted on July 8, 2011.

(5)	Includes 787 shares of the 3,149 shares granted January 11, 2008; 484 shares of the 1,939 shares granted July 18, 2008; 6,369 shares of the 12,739 shares granted January 9, 2009; 7,839 shares of the 15,679 shares granted July 10, 2009; 9,513 shares of the 12,685 shares granted January 8, 2010; 16,473 shares of the 21,965 shares granted on July 9, 2010; 17,494 shares granted on January 14, 2011; and 12,697 shares granted on July 8, 2011.

(6)	Includes 787 shares of the 3,149 shares granted January 11, 2008; 484 shares of the 1,939 shares granted July 18, 2008; 6,369 shares of the 12,739 shares granted January 9, 2009; 7,839 shares of the 15,679 shares granted July 10, 2009; 9,513 shares of the 12,685 shares granted January 8, 2010; 16,473 shares of the 21,965 shares granted on July 9, 2010; 17,494 shares granted on January 14, 2011; and 12,697 shares granted on July 8, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2012, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 416,477,582 shares of common stock that were outstanding as of March 31, 2012, plus any shares that may be acquired by each stockholder by May 30, 2012. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Tom L. Ward(1)	19,611,344	4.71%
Matthew K. Grubb	272,514	*
James D. Bennett	113,923	*
Rodney E. Johnson	34,591	*
Todd N. Tipton	59,342	*
Jim J. Brewer	10,373	*
Everett R. Dobson	44,662	*
William A. Gilliland(2)	1,652,253	*
Daniel W. Jordan	1,546,046	*
Roy T. Oliver, Jr.(3)	1,323,764	*
Jeffrey S. Serota(4)	—	*
V. Prem Watsa(5)	34,435,456	7.72%
Franklin Resources, Inc.(6)	22,924,798	5.22%
Thornburg Investment Management, Inc.(7)	23,223,604	5.58%
Blackrock, Inc.(8)	22,250,277	5.34%
Mount Kellet Capital Management LP(9)	21,919,807	5.26%
Goldman Sachs Asset Management LP(10)	21,693,764	5.21%
All directors and executive officers as a group	24,894,420	5.98%

*	Less than 1%

(1)	Includes 79,000 shares held through an IRA. Mr. Ward has pledged 19,472,847 of these shares as security for personal loans.

(2)	Includes 1,388,489 shares held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power. All of the shares held by Gillco Energy, LP are pledged as security.

(3)	Includes 1,280,000 shares held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power. The shares are held in a margin brokerage account and, along with other securities held in the account, are pledged from time to time.

(4)

Mr. Serota is a senior partner in the Private Equity Group of Ares Management LLC (“Ares Management”). Mr. Serota has been granted shares of restricted stock for his service as a director. Pursuant to a Rule 10b5-1 trading plan adopted by Mr. Serota, the vested portion of restricted stock granted by the Company to Mr. Serota has been or will be transferred to Ares Management LLC. To the extent Mr. Serota holds any shares, he holds them as a nominee on behalf of, and for the sole benefit of, Ares Management and has assigned all economic, pecuniary and voting rights in respect of these securities to Ares Management and they will be transferred to Ares Management LLC upon vesting pursuant to the 10b5-1 trading plan. Mr. Serota disclaims beneficial ownership of all securities of our company directly and indirectly owned by Ares Management, except to the extent of any pecuniary interest of his in Ares Management.

(5)	According to a Schedule 13G filed with the SEC on February 14, 2012, V. Prem Watsa and entities affiliated with Mr. Watsa, as described in more detail below, beneficially owned 34,435,456 shares of common stock, which included 29,811,456 shares of common stock acquirable upon the conversion of shares of our preferred stock. Mr. Watsa’s beneficial ownership of the shares of common stock listed in the table above consists of 277,000 shares owned directly by Mr. Watsa and 34,158,456 shares owned indirectly by Mr. Watsa through his affiliation with the following entities: 1109519 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“1109519”), The Sixty Two Investment Company Limited, which is a corporation incorporated under the laws of British Columbia (“Sixty Two”), 810679 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“810679”), Fairfax Financial Holdings Limited, which is a corporation incorporated under the laws of Canada (“Fairfax Financial”), Fairfax Inc., which is a corporation incorporated under the laws of Wyoming and Odyssey America Reinsurance Corporation, which is a corporation incorporated under the laws of Connecticut (“Odyssey America”). The address for each of Mr. Watsa, 1109519, 810679 and Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver British Columbia V6C 3L3, and the address for each of Fairfax Inc., and Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

(6)	According to a Schedule 13G filed with the SEC on February 10, 2012, the shares of common stock listed in the table are all acquirable upon the conversion of shares of our preferred stock and are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of shares of our common stock. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(7)	According to a Schedule 13G filed with the SEC on February 3, 2012, the shares of common stock listed in the table above are beneficially owned by Thornburg Investment Management, Inc. (“Thornburg”). The address of Thornburg is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

(8)	According to a Schedule 13G filed with the SEC on January 20, 2012, the shares of common stock listed in the table above are beneficially owned by one or more affiliates of BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	According to a Schedule 13G filed with the SEC on February 14, 2012, the shares of common stock listed in the table above are held in certain funds and managed accounts affiliated with Mount Kellett Capital Management LP (“Mount Kellett”). The address of Mount Kellett is 623 Fifth Avenue, 18th Floor, New York, New York 10022.

(10)	According to a Schedule 13G filed with the SEC on February 10, 2012, the shares of common stock listed in the table above are beneficially owned by certain operating units of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The address for Goldman Sachs Asset Management LP is 200 West Street, New York, New York 10282.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2011, except for a late Form 4 filed on May 13, 2011 by Mr. Tipton for a sale of shares occurring on May  10, 2011.

RELATED PARTY TRANSACTIONS

The following is a discussion of certain transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our common stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Oklahoma City Thunder Sponsorship and Suite License

Messrs. Ward and Dobson own a 19.23% and 3.85% interest, respectively, in Professional Basketball Club, LLC (“PBC”), which owns and operates the Oklahoma City Thunder (“Thunder”), a National Basketball Association team playing in Oklahoma City, where our headquarters is located. Like other prominent Oklahoma City-based companies, we entered into an agreement related to the sponsorship of the team in September 2008. Under the five-year agreement, we will pay an average annual sponsorship fee of approximately $3,275,000 for advertising and promotional activities related to the Thunder.

In addition, in October 2009, we entered into an agreement to license a suite at the arena where the Thunder plays its home games. Under the four-year agreement, we will pay an annual license fee in return for access to the suite during Thunder games and for other events held at the arena. The annual license fee for the first year is $200,000 and may increase each year at the option of PBC in an amount not to exceed 3% of the license fee for the previous year; provided that if PBC elects not to increase the license fee in any given year, then for the following year shall be equal to an amount not to exceed 3% of what the license fee would have been had PBC elected to increase the license fee 3% each year under the agreement.

Other Transactions with Mr. Ward

We own wells on certain areas of land in northwest Oklahoma under which TLW Land & Cattle LP (“TLW LC”), an entity in which Mr. Ward has an ownership interest, owns a royalty interest. In 2011, we paid royalties totaling $925,735 to TLW-LC in connection with the production of oil and natural gas from these properties.

In January 2011, we purchased a portion of the working interest in leases covering acreage in northeast Oklahoma from WCT Resources, L.L.C., a limited liability company formed in 2002 and owned by trusts established in 1989 for the benefit of Mr. Ward’s children (“WCT”), for $391,955. WCT also participates as a working interest owner in wells we operate in northwest Oklahoma, and during 2011, we paid revenue of $168,196 to WCT as a working interest owner.

From time to time, the Company purchases from Mr. Ward, at his cost, tickets to various sporting and other entertainment events for use by Company employees. During 2011, the Company paid Mr. Ward approximately $244,000 for use of such tickets.

Proposed Transaction with Mr. Oliver

The Company is contemplating entering into a commercial lease to rent space in a building owned by an entity that is partially owned by one of our directors, Mr. Oliver. The proposed terms provide for an initial lease term of up to five years with annual rent being approximately $510,000. The Company would be allowed to apply the cost of any renovations made by it to the rent amount. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense to be paid under the lease is at a fair market rate.

GENERAL INFORMATION

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2013 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on March 3, 2013, nor earlier than the close of business on February 1, 2013. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2013 annual meeting must be received no later than December  27, 2012.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting. We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. In addition, the Company has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $15,000, plus reasonable fees and out-of-pocket expenses, for proxy solicitation services for the Annual Meeting. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2011, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

APPENDIX A

SANDRIDGE ENERGY, INC.

2009 INCENTIVE PLAN

(as proposed to be amended)

ARTICLE 1. INTRODUCTION		A-4

1.1.	Purpose of the Plan.	A-4
1.2.	Nature of Awards.	A-4
1.3.	Effective Date and Term of Plan.	A-4

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		A-5

2.1.	Definitions.	A-5
2.2.	Construction.	A-7

ARTICLE 3. ELIGIBILITY		A-8

3.1.	In General.	A-8

ARTICLE 4. ADMINISTRATION OF THE PLAN		A-9

4.1.	In General.	A-9
4.2.	Delegation to Committees and Officers.	A-9

ARTICLE 5. STOCK SUBJECT TO THE PLAN		A-10

5.1.	Number of Shares.	A-10
5.2.	Substitute Awards.	A-10

ARTICLE 6. TYPES OF AWARDS		A-11

6.1.	Stock Options.	A-11
6.2.	Stock Appreciation Rights.	A-13
6.3.	Restricted Stock.	A-13
6.4.	Restricted Stock Units.	A-14
6.5.	Other Stock-Based Awards	A-14
6.6.	Cash Awards.	A-14
6.7.	Performance-Based Awards.	A-15

ARTICLE 7. ADJUSTMENTS		A-18

7.1.	Changes in Capitalization.	A-18
7.2.	Change in Control.	A-18

ARTICLE 8. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS		A-20

8.1.	Transferability of Awards.	A-20
8.2.	Termination of Status.	A-20
8.3.	Withholding.	A-20
8.4.	Conditions on Delivery of Stock.	A-21
8.5.	Acceleration.	A-21

ARTICLE 9. MISCELLANEOUS		A-22

9.1.	No Right to Employment or Other Status.	A-22
9.2.	No Rights as Stockholder.	A-22
9.3.	Amendment.	A-22
9.4.	Compliance with Code Section 409A.	A-23
9.5.	Governing Law.	A-23

ARTICLE 1 . INTRODUCTION

1.1.	Purpose of the Plan.

The Plan is intended to enhance the Company’s ability to attract, retain and motivate employees, officers, directors, consultants, and advisors of the Company, and to provide them with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders.

1.2.	Nature of Awards.

The Plan is intended to permit the grant of Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The Plan is also intended to permit cash incentive awards. Subject to Section 8.5, Participants shall vest in their Awards granted under the Plan to the extent certain conditions set forth in their Award Certificate are met. Vesting criteria shall include the passage of time or the attainment of individual and/or Company performance objectives, or a combination of both. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

1.3.	Effective Date and Term of Plan.

The Plan is effective as of June 5, 2009. No Awards shall be granted under the Plan after June 4, 2019 (or such earlier date as may apply under section 422 of the Code), but Awards previously granted may extend beyond that date.

ARTICLE 2 . DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in this 2009 Incentive Plan, the following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:

(a)	“Article” means an article of the Plan.

(b)	“Award” means an award issued under the Plan.

(c)	“Award Certificate” means the agreement, certificate or other document evidencing an Award, which shall be in such form (written, electronic or otherwise) as the Compensation Committee shall determine.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” shall mean:

(1)	the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Tom L. Ward or his affiliates (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (1), the following acquisitions by a Person will not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(2)	the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the Effective Date, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the Effective Date;

(3)	the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)	the approval by our stockholders of a complete liquidation or dissolution of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Company” means SandRidge Energy, Inc.

(h)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(i)	“Disability” shall mean a disability within the meaning of the federal Social Security Act.

(j)	“Effective Date” means the first date set forth in Section 1.3.

(k)	“Employee Benefits Committee” means the Company’s Employee Benefits and Compensation Committee or any successor to such committee.

(l)	“Fair Market Value” means the closing sales price (for the primary trading session) of a Share on the relevant date. For any date that is not a trading day, the Fair Market Value of a Share for such date will be determined by using the closing sale price for the immediately preceding trading day. The Compensation Committee can substitute a particular time of day or other measure of “closing sale price” if appropriate because of unusual circumstances or can use weighted averages either on a daily basis or such longer period as complies with section 409A of the Code.

(m)	“Plan” means this 2009 Incentive Plan.

(n)	“Restricted Stock” means an Award granted pursuant to Section 6.3.

(o)	“Restricted Stock Unit” means an Award granted pursuant to Section 6.4.

(p)	“Section” means a section of the Plan.

(q)	“Share” means a share of common stock of the Company, $0.001 per share par value.

(r)	“Stock Appreciation Right” means an Award granted pursuant to Section 6.2.

(s)	“Stock Option” means an Award granted pursuant to Section 6.1; a Stock Option can be either an “Incentive Stock Option” (if it complies with the requirements of Section 6.1(b)) or a “Nonqualified Stock Option” or “Nonstatutory Stock Option” (if it does not comply with the requirements of Section 6.1(b)).

(t)	“Ten Percent Stockholder” means a Participant who on the date of grant is treated under section 424(d) of the Code as owning stock (not including stock purchasable under outstanding options) possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company as defined in section 424(e) or (f) of the Code.

2.2.	Construction.

When used in the Plan, (a) the terms “include” and “including” shall be deemed to include the phrase “but not limited to” and (b) masculine pronouns shall include the feminine.

ARTICLE 3. ELIGIBILITY

3.1.	In General.

Any natural person is eligible to be granted an Award if such individual is a current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code or any other business venture (including, without limitation, a joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Compensation Committee.

ARTICLE 4. ADMINISTRATION OF THE PLAN

4.1.	In General.

(a)	The Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to grant Awards and determine recipients and terms of any Awards, and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.

(b)	The Compensation Committee shall have full discretionary authority to construe and interpret the terms of the Plan and any Award Certificate, and to determine all facts necessary to administer the Plan and any Award Certificate. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate in the manner and to the extent it shall deem necessary or advisable.

(c)	All decisions by the Compensation Committee shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(d)	With respect to Awards made to directors, the Board shall also have the authority described in this Section 4.1 and Section 8.5.

4.2.	Delegation to Committees and Officers.

(a)	To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Company’s management, including the Employee Benefits Committee.

(b)	To the extent permitted by applicable law and subject to any limitations under the Plan, the Compensation Committee may delegate to one or more officers of the Company the power (1) to grant Awards to any individual eligible under Section 3.1 other than a director or executive officer and (2) to exercise such other powers under the Plan as the Compensation Committee may determine; provided further, however, that no officer shall be authorized to grant Awards to himself or herself. For purposes of this Section 4.2(b), the phrase “executive officer” shall mean the Chief Executive Officer, President, and any Executive Vice President or Senior Vice President.

(c)	All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a committee of the Board (or the Company’s management) or the officers referred to in Section 4.2(b) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such committee or officers.

ARTICLE 5. STOCK SUBJECT TO THE PLAN

5.1.	Number of Shares.

(a)	Subject to adjustment under ARTICLE 7, Awards may be made under the Plan for up to 28,500,000 Shares, of which 28,500,000 shares can be issued as Incentive Stock Options.

(b)	If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any Shares not being issued, the unused Shares covered by such Award shall again be available for the grant of Awards under the Plan. Further, Shares tendered to the Company by a Participant to exercise an Award shall be added to the number of Shares available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.2.	Substitute Awards.

(a)	In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate in the circumstances.

(b)	Substitute Awards shall not count against the overall share limit set forth in Section 5.1, except as may be required by reason of section 422 and related provisions of the Code.

ARTICLE 6 . TYPES OF AWARDS

6.1.	Stock Options.

(a)	In General. The Compensation Committee may grant options to purchase Shares and determine the number of Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. A Stock Option that is not intended to be an Incentive Stock Option shall be designated as a “Nonstatutory Stock Option” or a “Nonqualified Stock Option.”

(b)	Incentive Stock Options.

(1)	A Stock Option that the Compensation Committee intends to be an Incentive Stock Option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and construed consistently with the requirements of section 422 of the Code.

(2)	A Stock Option that is intended to be an Incentive Stock Option shall be treated as a Nonqualified Stock Option to the extent that, in the calendar year in which the Award is first exercisable, the aggregate Fair Market Value of the Shares subject to the Award (when added to other awards granted to the same individual that are intended to be Incentive Stock Options under the Plan or any other plan maintained by the Company and certain related corporations) exceeds $100,000 or such other limitation as might apply under section 422 of the Code.

(3)	The Company shall have no liability to a Participant, or any other party, if a Stock Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Compensation Committee, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)	Exercise Price.

(1)	The Compensation Committee shall establish the exercise price of each Stock Option and specify the exercise price in the applicable Award Certificate.

(2)

The exercise price of a Stock Option intended to be an Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date the Stock Option is granted, except that, if any Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Market Value of the Shares on the date such Incentive Stock Option is granted. The 100% and 110% limitation in this Section 6.1(c)(2) shall automatically adjust to the extent required by section 422 of the Code.

(d)	Term of Stock Options.

(1)	Each Stock Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable Award Certificate; except that no Stock Option shall be granted for a term of more than 10 years. Incentive Stock Options issued to a Ten Percent Stockholder shall not have a term of more than 5 years.

(2)	No Stock Option shall permit the Participant to defer receipt of compensation on the Stock Option beyond the date of exercise, unless the Compensation Committee expressly determines that such Stock Option shall be subject to section 409A of the Code.

(e)	Exercise of Stock Option.

Stock Options may be exercised by delivery to the Company of a written notice of exercise in the form attached to, or the manner described in, the Award Certificate or by any other form of notice (including electronic notice) or such other manner approved by the Compensation Committee, together with payment in full for the number of shares for which the Stock Option is exercised. Shares subject to the Stock Option will be delivered by the Company as soon as practicable following exercise.

(f)	Payment Upon Exercise.

Shares purchased upon the exercise of a Stock Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)	if provided in the applicable Award Certificate, by (1) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (2) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	to the extent provided for in the applicable Award Certificate or approved by the Compensation Committee, by delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (1) such method of payment is then permitted under applicable law, (2) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Compensation Committee, and (3) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)	to the extent permitted by applicable law and provided for in the applicable Award Certificate, by (1) delivery of a promissory note of the Participant to the Company on terms determined by the Compensation Committee, or (2) payment of such other lawful consideration as the Compensation Committee may determine; or

(5)	by any combination of the above permitted forms of payment.

6.2.	Stock Appreciation Rights.

(a)	In General. A Stock Appreciation Right is an Award in the form of a right to receive cash or a Share, upon surrender of the Stock Appreciation Right, in an amount equal to the appreciation in the value of the Share over a base price established in the Award. The Committee may grant Stock Appreciation Rights either independently of Stock Options, or in tandem with Stock Options such that the exercise of the Stock Option or Stock Appreciation Right cancels the tandem Stock Appreciation Right or Stock Option.

(b)	Exercise Price. The minimum base price of a Stock Appreciation Right granted under the Plan shall be the price set forth in the applicable Award Certificate, or, in the case of a Stock Appreciation Right related to a Stock Option (whether already outstanding or concurrently granted), the exercise price of the related Stock Option.

(c)	Term, Exercise, and Payment. The provisions of Sections 6.1(d), (e), and (f) shall generally apply to Stock Appreciation Rights, as applicable.

6.3.	Restricted Stock.

(a)	In General. The Compensation Committee may grant Awards of Restricted Stock. The Compensation Committee shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture), the issue price (if any) and whether the Shares shall be entitled to exercise voting or other rights associated with ownership of a Share.

(b)	Dividends. Unless otherwise provided by the Compensation Committee, Participants holding Restricted Stock will be eligible to receive all dividends paid with respect to such Shares. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Shares other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the Restricted Stock on which such dividends are paid vests or, if later, the 15th day of the third month following the date on which the Restricted Stock on which such dividends are paid vests.

(c)	Stock Certificates. The Company may require that any stock certificates issued for shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant. If the Participant has died before the certificates are delivered, the certificates shall be delivered to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death. If there is no such valid beneficiary designation, the Participant’s estate shall be the beneficiary.

6.4.	Restricted Stock Units.

The Compensation Committee may grant Restricted Stock Units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units may be paid at such time as the Compensation Committee may determine and payments may be made in a lump sum or in installments, in cash, Shares, or any combination thereof, as determined by the Compensation Committee.

6.5.	Other Stock-Based Awards

Other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property, may be granted under the Plan to Participants. To the extent permitted by law, such other Share Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Awards may be paid in Shares or cash, as the Compensation Committee shall determine. Subject to the provisions of the Plan, the Compensation Committee shall determine the terms and conditions of each other Share Award.

6.6.	Cash Awards.

Cash Awards are Awards that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals for a performance period determined by the Compensation Committee. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for Awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the Awards.

6.7.	Performance-Based Awards.

(a)	In General. Any of the Awards listed in ARTICLE 6 may be granted as Awards that satisfy the requirements for “performance-based compensation” within the meaning of section 162(m) of the Code. The performance goals must be established by the Compensation Committee and may be for the Company, or a Company subsidiary, affiliate or other Company operating unit or department, or a combination of such units or departments. The performance goal shall be based on one or more performance criteria selected by the Compensation Committee. With the exception of any Stock Option or Stock Appreciation Right, an Award that is intended to satisfy the requirements of a performance-based Award shall be so designated at the time of grant.

(b)	Limits. The maximum aggregate number of shares of Stock for which performance-based Awards may be issued under this Section 6.7 in any calendar year to an individual Participant shall not exceed 1,000,000, the maximum amount that may be earned as a Cash Award for a performance period for a single calendar year by any individual Participant is $2,000,000, and the maximum amount that may be earned as a Cash Award for a performance period of greater than a single calendar year by any individual Participant is $6,000,000.

(c)

Performance Criteria. In the case of Awards intended to qualify as performance-based Awards, the performance criteria shall be selected only from among the following: production growth; reserve growth; reserve replacement; lease operating expense; revenue growth; finding/development costs; net sales; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; return on assets; economic value added (or an equivalent measure); share price performance; total stockholder return; improvement in or achievement of expense levels; improvement in or achievement of working capital levels; innovation as measured by a percentage of sales of new products; market share; productivity ratios; completion and/or integration of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, and/or affiliate as a whole or any business unit of the Company, a subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of the performance criteria specified in this Section 6.7.

(d)	Application to Stock Options and Stock Appreciation Rights. Notwithstanding anything contained in this Section 6.7 to the contrary, Stock Options and Stock Appreciation Rights need not satisfy the specific performance criteria described in this Section 6.7 in order to qualify as performance-based Awards under this section 162(m) of the Code.

(e)	Time for Establishing Performance Goals. The specific performance goal(s) and the applicable performance criteria must be established by the Compensation Committee in advance of the deadlines applicable under section 162(m) of the Code and while the achievement of the performance goal(s) remains substantially uncertain.

(f)	Committee Certification and Payment of Awards. Before any performance-based Award (other than Stock Options and Stock Appreciation Rights) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the Award have been satisfied. Unless otherwise provided by the Compensation Committee, performance-based Awards shall be paid as soon as practicable after the Compensation Committee has certified that the applicable goals and terms of such awards have been satisfied, but in no event later than the fifteenth (15th) day of the third month following the end of the performance period to which the award relates (absent a timely election to defer such Award under a deferred compensation plan, if any, maintained by the Company). Notwithstanding the foregoing, to the extent an amount was intended to be paid so as to qualify as a short-term deferral under section 409A of the Code and the applicable regulations, then such payment may be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met. In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that, if the payments were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the applicability of section 162(m) of the Code.

(g)	Terms and Conditions of Awards; Committee Discretion to Reduce Performance Awards. The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the Plan and section 162(m) of the Code, on the payment of individual Awards under this Section 6.7. To the extent set forth in an Award Certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that, in the case of Awards intended to qualify as performance-based Awards, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

(h)	Adjustments for Material Changes. To the extent the Compensation Committee makes adjustments in accordance with ARTICLE 7 that affect Awards intended to be performance-based Awards under this Section 6.7, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

ARTICLE 7. ADJUSTMENTS

7.1.	Changes in Capitalization.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the number and class of securities and exercise price per Share of each outstanding Stock Option, (3) the number of Shares subject to each outstanding Restricted Stock Award, and (4) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Compensation Committee. Without limiting the generality of the foregoing, if the Company effects a split of the Shares by means of a stock dividend and the exercise price of and the number of Shares subject to an outstanding Stock Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises a Stock Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares acquired upon such Stock Option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

7.2.	Change in Control.

(a)

Consequences of a Change in Control on Awards Other than Restricted Stock Awards. In connection with a Change in Control, the Compensation Committee shall take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Compensation Committee determines: (1) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (2) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of the Change in Control unless exercised by the Participant within a specified, reasonable period following the date of such notice, (3) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part before or upon the Change in Control, (4) if holders of Shares will receive upon consummation of the Change in Control a cash payment for each Share surrendered in the Change in Control, make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the consideration received by stockholders generally with respect to the Change in Control (the “Change in Control Price”) times the number of Shares subject to the Participant’s Awards (to the extent the exercise price does not exceed the Change in Control Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (5) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. In taking any of the actions permitted under this Section 7.2(a), the Compensation Committee shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (1) above, a Stock Option shall be considered assumed if, following consummation of the Change in Control, the Stock Option confers the right to purchase, for each Share subject to the Stock Option immediately prior to the consummation of the Change in Control, the consideration (whether cash, securities or other property) received as a result of the Change in Control by holders of Shares for each Share held immediately prior to the consummation of the Change in Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received as a result of the Change in Control is not solely common stock of the acquiring or succeeding entity(or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding entity, provide for the consideration to be received upon the exercise of Stock Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Compensation Committee) to the per share consideration received by holders of outstanding Shares as a result of the Change in Control.

(b)	Consequences of a Change in Control on Restricted Stock Awards. Upon the occurrence of a Change in Control, except to the extent specifically provided to the contrary in the applicable Award Certificate or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

ARTICLE 8. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

8.1.	Transferability of Awards.

Except as the Compensation Committee may otherwise determine or provide in an Award Certificate, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

8.2.	Termination of Status.

Except to the extent provided in an Award Certificate, the Compensation Committee shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Beneficiary, may exercise rights under the Award.

8.3.	Withholding.

The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due before the Company will issue any Shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. To the extent not otherwise provided for in an Award Certificate or approved by the Compensation Committee, a Participant shall satisfy such tax obligations in whole or in part by delivery of a portion of the Award creating the tax obligation, valued at Fair Market Value; provided, however, except as otherwise provided by the Compensation Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8.4.	Conditions on Delivery of Stock.

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Company, (b) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.5.	Acceleration.

The Compensation Committee or its delegee may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

ARTICLE 9. MISCELLANEOUS

9.1.	No Right to Employment or Other Status.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Certificate.

9.2.	No Rights as Stockholder.

Subject to the provisions of the applicable Award Certificate and except as provided in Section 6.3, no Participant or beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such shares.

9.3.	Amendment.

(a)	Amendment of the Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9.3 shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(b)	Amendment of Award. The Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided, however, that no outstanding Award may be amended to reduce the exercise price of a Stock Option, Stock Appreciation Right or other similar Award. The Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan.

9.4.	Compliance with Code Section 409A.

No Award shall provide for a deferral of compensation within the meaning of section 409A of the Code, unless the Compensation Committee, at the time of grant, specifically provides that the Award is intended to be subject to section 409A of the Code. If an Award is intended to be subject to section 409A, the following provisions shall apply except to the extent that a contrary provision is included in the Award Certificate: (a) such Award shall be payable on the earlier of a “change in control” or the Participant’s “separation from service” with the Company and (2) any payment made to a Participant who is a “specified employee” of the Company shall not be made before such date as is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 9.4, the terms “change in control,” “separation from service” and “specified employee” shall have the meanings set forth in section 409A and the applicable Treasury regulations. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, section 409A is not so exempt or compliant or for any action taken by the Compensation Committee.

9.5.	Governing Law.

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

SANDRIDGE ENERGY, INC. ATTN: GAYE WILKERSON 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	Daniel W. Jordan 02 Everett R. Dobson

The Board of Directors recommends you vote FOR proposals 2. and 3.:						For	Against	Abstain
2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐

3.	Approve an amendment to the SandRidge Energy, Inc. 2009 Incentive Plan to increase the number of shares of Company common stock issuable under the plan.					☐	☐	☐

NOTE: In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

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	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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SANDRIDGE ENERGY, INC. Annual Meeting of Stockholders June 1, 2012 9:00 a.m. This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints Tom L. Ward, James D. Bennett and Philip T. Warman and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Friday, June 1, 2012, at 9:00 a.m. local time, and at any adjournment thereof, as stated on the reverse side.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Reliance Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern time on Tuesday, May 29, 2012 (the “cut-off date”) to be counted.

As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Reliance Trust Company as Trustee to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Friday, June 1, 2012, at 9:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side and upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

                   Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side